Exhibit 2.k.2

SENIOR SECURED REVOLVING CREDIT AGREEMENT

dated as of

August 22, 2012

between

AMERICAN CAPITAL, LTD.

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES LLC
BMO CAPITAL MARKETS CORP.
UBS SECURITIES LLC
as Syndication Agents

$250,000,000
__________________

J.P. MORGAN SECURITIES LLC
BMO CAPITAL MARKETS CORP.
UBS SECURITIES LLC
as Joint Bookrunners and Joint Lead Arrangers

BANK OF AMERICA, N.A.
CITIBANK N.A.
CREDIT SUISSE SECURITIES (USA) LLC
GOLDMAN SACHS BANK USA
as Managing Agents

TABLE OF CONTENTS

Page
ARTICLE I    1
DEFINITIONS    1

SECTION 1.01. Defined Terms    1
SECTION 1.02. Classification of Loans and Borrowings    28
SECTION 1.03. Terms Generally    28
SECTION 1.04. Accounting Terms; GAAP    28

ARTICLE II    29
THE CREDITS    29

SECTION 2.01. The Commitments    29
SECTION 2.02. Loans and Borrowings.    29
SECTION 2.03. Requests for Borrowings.    30
SECTION 2.04. Funding of Borrowings.    31
SECTION 2.05. Interest Elections.    31
SECTION 2.06. Termination, Reduction or Increase of the Commitments.    33
SECTION 2.07. Repayment of Loans; Evidence of Debt.    35
SECTION 2.08. Prepayment of Loans.    36
SECTION 2.09. Fees.    38
SECTION 2.10. Interest.    38
SECTION 2.11. Alternate Rate of Interest.    39
SECTION 2.12. Increased Costs.    40
SECTION 2.13. Break Funding Payments.    41
SECTION 2.14. Taxes.    42
SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.    45
SECTION 2.16. Defaulting Lenders.    47
SECTION 2.17. Mitigation Obligations; Replacement of Lenders.    47

ARTICLE III    48
REPRESENTATIONS AND WARRANTIES    48

SECTION 3.01. Organization; Powers.    48
SECTION 3.02. Authorization; Enforceability.    48
SECTION 3.03. Governmental Approvals; No Conflicts.    49
SECTION 3.04. Financial Condition; No Material Adverse Change.    49
SECTION 3.05. Litigation.     50
SECTION 3.06. Compliance with Laws and Agreements.    50
SECTION 3.07. Sanctioned Persons.    50
SECTION 3.08. Taxes.    50
SECTION 3.09. ERISA.    50
SECTION 3.10. Disclosure.    50
SECTION 3.11. Investment Company Act; Margin Regulations.    51
SECTION 3.12. Material Agreements and Liens.    51
SECTION 3.13. Subsidiaries and Investments.    52
SECTION 3.14. Properties.    52
SECTION 3.15. Security Documents.    53

ARTICLE IV    53
CONDITIONS    53

SECTION 4.01. Effective Date.    53
SECTION 4.02. Each Credit Event.    55

ARTICLE V    56
AFFIRMATIVE COVENANTS    56

SECTION 5.01. Financial Statements and Other Information.    56
SECTION 5.02. Notices of Material Events.    58
SECTION 5.03. Existence; Conduct of Business.    59
SECTION 5.04. Payment of Obligations.    59
SECTION 5.05. Maintenance of Properties; Insurance.    59
SECTION 5.06. Books and Records; Inspection Rights.    59
SECTION 5.07. Compliance with Laws.    60
SECTION 5.08. Certain Obligations Respecting Subsidiaries; Further Assurances.    60
SECTION 5.09. Use of Proceeds.    62
SECTION 5.10. Status of BDC.    62
SECTION 5.11. Investment and Valuation Policies.    62
SECTION 5.12. Portfolio Valuation and Diversification, Etc.    62
SECTION 5.13. Calculation of Borrowing Base.    66
SECTION 5.14. American Capital, LLC.    70
SECTION 5.15. Recovery of Assets.    71
SECTION 5.16. Post-Closing Covenant.    71

ARTICLE VI    71
NEGATIVE COVENANTS    71

SECTION 6.01. Indebtedness.    71
SECTION 6.02. Liens.    72
SECTION 6.03. Fundamental Changes and Dispositions of Assets.    73
SECTION 6.04. Investments.    75
SECTION 6.05. Restricted Payments.    76
SECTION 6.06. Certain Restrictions on Subsidiaries.    76
SECTION 6.07. Certain Financial Covenants.    77
SECTION 6.08. Transactions with Affiliates.    78
SECTION 6.09. Lines of Business.    78
SECTION 6.10. No Further Negative Pledge.    78
SECTION 6.11. Modifications of Certain Documents.    78
SECTION 6.12. Payments of Other Indebtedness.    79
SECTION 6.13. RIC Status.    79
SECTION 6.14. Indebtedness of and Liens on American Capital, LLC.    79
SECTION 6.15. Indebtedness of European Capital Limited.    80

ARTICLE VII    80
EVENTS OF DEFAULT    80

ARTICLE VIII    85
THE ADMINISTRATIVE AGENT    85

ARTICLE IX    88
MISCELLANEOUS    88

SECTION 9.01. Notices; Electronic Communications.    88
SECTION 9.02. Waivers; Amendments.    89
SECTION 9.03. Expenses; Indemnity; Damage Waiver.    92
SECTION 9.04. Successors and Assigns.    94
SECTION 9.05. Survival.    98
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.    98
SECTION 9.07. Severability.    99
SECTION 9.08. Right of Setoff.    99
SECTION 9.09. Governing Law; Jurisdiction; Etc.    99
SECTION 9.10. WAIVER OF JURY TRIAL.    100
SECTION 9.11. Headings.    100
SECTION 9.12. Treatment of Certain Information; Confidentiality.    100
SECTION 9.13. USA PATRIOT Act.    101
SECTION 9.14. No Fiduciary Duty.    102
SECTION 9.15. Collateral Agency Agreement.    102

SCHEDULE I         –     Commitments
SCHEDULE II         –     Material Agreements and Liens
SCHEDULE III         –     [Reserved]
SCHEDULE IV         –     Subsidiaries and Investments
SCHEDULE V        –     Transactions with Affiliates
SCHEDULE VI         –     Moody’s Industry Classification Group List
SCHEDULE VII        –     Secured Hedging Agreements
SCHEDULE VIII        –     Indebtedness to be Repaid
SCHEDULE IX        –     Permitted Indebtedness
SCHEDULE X        –     Post-Closing Requirements

EXHIBIT A    -    Form of Assignment and Assumption
EXHIBIT B     ‑     Form of Guarantee and Security Agreement
EXHIBIT C    -    Form of Opinion of Counsel to the Loan Parties
EXHIBIT D    -    Form of Borrowing Base Certificate
EXHIBIT E    -    Form of Borrowing Request
EXHIBIT F    -    Form of Interest Election Request

SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of August 22, 2012 (this “Agreement”), between AMERICAN CAPITAL, LTD. (the “Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A. as Administrative Agent.

The Borrower has requested that the Lenders provide the credit facilities described herein under this agreement to extend credit to the Borrower in Dollars (as defined below) during the Availability Period (as defined below) with a maximum credit amount of $250,000,000 at any one time outstanding, the proceeds of which will be used in accordance with Section 5.09. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ACLLC Excess Cash Flow” means Cash of American Capital, LLC provided by operating activities of American Capital, LLC derived from base management fees, subordinated management fees and other recurring income in the ordinary course of business, less expenses incurred in connection with such operating activities. For the avoidance of doubt, such Cash from operating activities shall not include carried interest or performance fees or income from CLOs other than management fee income.
“Additional Debt Amount” means $50,000,000.

“Adjusted EBITDA of American Capital, LLC” means for any period, net income of American Capital, LLC plus the sum, without duplication, of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) non-recurring non-cash charges (including the cumulative effect of accounting changes), in each case determined in accordance with GAAP for such period, subject to the following sentences of this definition. The earnings component of such EBITDA shall be based solely on base management fees, subordinated management fees and any other recurring income in the ordinary course of business (in each case, with appropriate adjustments for minority interests and expenses associated with income other than base management fees and carried interests). For the avoidance of doubt, such earnings component shall not include carried interest or performance fees, or income from CLOs other than management fee income. Adjusted EBITDA of American Capital, LLC shall also be calculated before all expenses (including, without limitation, personnel, travel, printing, legal, filing and accounting fees and expenses) incurred in connection with the organization, funding and/or start-up of any subsidiary manager of American Capital, LLC prior to such manager’s entering into a management fee agreement with a new fund.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by the Borrower, its Subsidiaries or American Capital, LLC in the ordinary course of business.

“Agreed Portion of Adjusted EBITDA of American Capital, LLC” means the portion of Adjusted EBITDA of American Capital, LLC to be included in the Borrowing Base based on the amount of Adjusted EBITDA of American Capital, LLC that is the same proportion of Adjusted EBITDA of American Capital, LLC that the Borrower’s direct and indirect ownership interest in American Capital, LLC represents of the aggregate ownership interests in American Capital, LLC (the “proportionate share of Adjusted EBITDA of American Capital, LLC”), as modified in accordance with the following formula:
RC/(RC + TL) x (2x EBITDA)
(where: RC = Outstanding Amount of Revolver Related Obligations;
TL = Outstanding Amount of Term Loan Related Obligations; and
EBITDA = proportionate share of Adjusted EBITDA of American Capital, LLC).

“Agreed Portion of Future Unsecured Hedging Agreements” means the portion of Future Unsecured Hedging Agreements that is included in the Covered Debt Amount, as determined in accordance with the following formula:
RC/(RC + TL) x (FUHA )
(where: RC = Outstanding Amount of Revolver Related Obligations;
TL = Outstanding Amount of Term Loan Related Obligations;
and
FUHA = Outstanding Amount of all obligations of the Company to any counterparty under any Future Unsecured Hedging Agreement).

“Agreed Portion of Shared Cash” means the portion of Cash and Cash Equivalents comprising Shared Collateral (“Shared Cash”) that is included in the Borrowing Base, as determined in accordance with the following formula:
RC/(RC + TL) x (Shared Cash)
(where: RC = Outstanding Amount of Revolver Related Obligations; and
TL = Outstanding Amount of Term Loan Related Obligations).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1% and (c) the rate per annum equal to 1% plus the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or if such day is not a Business Day, the immediately preceding Business Day), for Dollar deposits with a term of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the rate appearing on Reuters Screen LIBOR01 Page (or successor or substitute therefor) as set forth above shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such rate appearing on Reuters Screen LIBOR01 Page (or successor or substitute therefor), respectively.

“American Capital, LLC” means American Capital, LLC, a Delaware limited liability company.

“Applicable Margin” means, for any day, with respect to any ABR Loan, 2.75%, and in the case of any Eurocurrency Loan, 3.75%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government and Agency Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934, as amended, of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, and in the case of each of clauses (a), (b) and (c) above, any other bank or broker-dealer acceptable to the Administrative Agent in its commercially reasonable determination.

“Approved Fund” means, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“ASC Topic No. 805” means Accounting Standards Codification Topic No. 805 Business Combinations (or successor standard).

“ASC Topic No. 825” means Accounting Standards Codification Topic No. 825 Financial Institutions (or successor standard).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.06(e).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments pursuant to Section 2.06 or Article VII.

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means American Capital, Ltd., a Delaware corporation.

“Borrowing” means (a) all ABR Loans converted or continued on the same date, and/or (b) all Eurocurrency Loans that have the same Interest Periods.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit D and appropriately completed.
“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit E.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market.

“Business Loan Trusts” means, collectively, the four ACAS Business Loan Trust asset securitizations in existence as of the Effective Date (designated ACAS Business Loan Trust 2005-1, ACAS Business Loan Trust 2006-1, ACAS Business Loan Trust 2007-1 and ACAS Business Loan Trust 2007-2), each of which is a Delaware statutory trust.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)    U.S. Government and Agency Securities, in each case maturing within one year from the date of acquisition thereof;
(b)    fully-collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government and Agency Securities and entered into with (i) a financial institution satisfying the criteria described in clause (a) of the definition of Specified Money Market Securities, or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(c)    money market mutual funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively; and
(d)    demand and short-term time deposits with any domestic office of a commercial bank organized under the laws of the United States of America or any State thereof or accounts the assets of which consist of such deposits, in the case of each such deposit being fully-insured by the FDIC;
provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; and (iii) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the requisite members of the board of directors of the Borrower nor (ii) appointed by a majority of the directors so nominated; or (c) the acquisition of direct or indirect Control of American Capital, LLC by any Person or group other than any Loan Party that is organized under the laws of a jurisdiction located in the United States of America.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective

Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“CLO” means a special purpose vehicle that issues obligations secured directly by, referenced to, or representing ownership of, a pool of loans or other financial assets customarily referred to as collateralized loan obligation securities, which obligations are non-recourse to any Loan Party.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means Revolver First Priority Collateral, Revolver Second Priority Collateral, and Shared Collateral.

“Collateral Agent” means JPMCB, in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Agency Agreement” means that certain Collateral Agency and Intercreditor Agreement, dated as of August 22, 2012 between the Borrower, the Administrative Agent, and JPMCB, as Collateral Agent and as administrative agent under the Term Loan Credit Agreement.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $250,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.06(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.06(e).

“Commitment Termination Date” means August 22, 2015.

“Consolidated Managed Fund” means any CLO, fund, total return swap facility or other vehicle managed (directly or indirectly) by the Borrower or American Capital, LLC or any Subsidiary of the foregoing, the obligations of which are non-recourse to any Loan Party, American Capital, LLC or any Subsidiary of any of them (other than the Consolidated Managed Fund itself) but are required in accordance with GAAP to be consolidated by the respective managers of or holders of equity interests in such vehicles).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means any Subsidiary or Portfolio Investment (in each case, other than CLOs) which is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a subsidiary substantially all the assets of which consist of equity in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clause (i) or (ii) of this definition.

“Convertible Debt” shall mean unsecured Indebtedness that is convertible into Equity Interests of the Borrower; provided that, if such conversion feature is able to be settled in Cash, the Borrower shall also have the option to settle such conversion using its Equity Interests.

“Covered Debt Amount” means, on any date, (a) all of the Revolving Credit Exposures of all Lenders on such date plus (b) the Outstanding Amount of outstanding Permitted Indebtedness (other than Subordinated Debt) on such date plus (c) the Outstanding Amount of any Indebtedness incurred pursuant to Section 6.01(h) plus (d) the Outstanding Amount of all Covered Hedging Agreements plus (e) all Secured Shorter-Term Indebtedness, all Unsecured Shorter-Term Indebtedness and, subject to the limitation below, all Unsecured Longer-Term Indebtedness (“Other Covered Indebtedness”) less (f) the Outstanding Amount of any obligations in respect of letters of credit to the extent such obligations are secured by restricted cash on the Borrower’s balance sheet. For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any convertible securities will be included at the then-outstanding principal balance thereof. Other Covered Indebtedness shall exclude all Unsecured Longer-Term Indebtedness and Unsecured Shorter-Term Indebtedness until the date that is nine months prior to the scheduled maturity date of such Unsecured Longer-Term Indebtedness or

Unsecured Shorter-Term Indebtedness that has no amortization prior to, and a final maturity date not earlier than the Maturity Date; and provided further that, Other Covered Indebtedness shall not include Indebtedness secured on a first priority basis by the Term Loan First Priority Collateral.

“Covered Hedging Agreements” means (i) secured Hedging Agreements existing on the Effective Date and described on Part A of Schedule VII; (ii) Future Secured Hedging Agreements; and (iii) the Agreed Portion of Future Unsecured Hedging Agreements.

“Custodian Agreement” means each of the Custodian Agreement dated as of June 28, 2010 between the Borrower and Wells Fargo Bank, National Association, and the Amended and Restated Custodian Agreement dated as of December 18, 2007 between the Borrower and PNC Bank, N.A.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender's failure is based on such Lender's reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement states that such position is based on such Lender’s reasonable determination that a condition precedent to funding or extension of credit (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disqualified Person” has the meaning assigned to such term in Section 9.04(b)(i)(A).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Controlled Foreign Corporation.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. For purposes of this definition, American Capital, LLC and each of its Subsidiaries shall at all times be treated as an ERISA Affiliate of the Borrower.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan

(other than an event for which the 30‑day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a complete withdrawal or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA).

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Capital Limited” means European Capital Limited, a Guernsey limited company.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means each (i) Financing Subsidiary and their respective Subsidiaries; (ii) Foreign Subsidiary; (iii) Consolidated Managed Fund; and (iv) other Subsidiary as long as such Subsidiary does not have, together with its subsidiaries, consolidated revenues in excess of $1,000,000 for any period of four consecutive fiscal quarters or consolidated assets or consolidated Indebtedness exceeding $1,000,000 as of the most recently ended fiscal quarter (or $5,000,000 in the aggregate for all such Subsidiaries (together with their subsidiaries) so excluded).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), gross income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the United States of America; (ii) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax

(or any political subdivision thereof) or (iii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14(a), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e), (f), (g) or (h); (d) any U.S. federal withholding Taxes imposed under FATCA; and (e) any backup withholding Taxes.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the president, chief financial officer, principal accounting officer, chief accounting officer, senior vice president of finance or accounting, vice president, treasury, treasurer, assistant treasurer, controller or assistant controller of the Borrower.

“Financing Subsidiary” means each Business Loan Trust and each direct or indirect Subsidiary of the Borrower designated by the Borrower as a “Financing Subsidiary” which meets the following criteria:

(a)     to which any Loan Party sells, conveys or otherwise transfers, or which manages, (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase or financing of such assets;

    (b) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is Guaranteed by any Loan Party (other than Guarantees in respect of Standard Securitization Undertakings), (B) is recourse to or obligates any Loan Party in any way other than pursuant to Standard Securitization

Undertakings or (C) subjects any property of any Loan Party (other than property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;

(c) with which no Loan Party has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Loan Party than those that might be obtained at the time from Persons that are not Affiliates of any Loan Party, other than fees payable to a Loan Party in the ordinary course of business in connection with servicing receivables or financial assets; and

(d) to which no Loan Party has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results;

Each Subsidiary of a Financing Subsidiary shall be deemed to be a Financing Subsidiary and shall comply with the foregoing requirements of this definition. The Subsidiaries identified as “Financing Subsidiaries” on Schedule IV hereto shall each constitute a Financing Subsidiary so long as they comply with the foregoing requirements of this definition.

“Foreign Currency” means at any time any currency other than Dollars.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary organized and existing under the laws of a jurisdiction other than the United States of America or any state or territory or other political subdivision thereof.

“Future Secured Hedging Agreements” means secured Hedging Agreements entered into after the Effective Date solely to mitigate the risks associated with Revolver First Priority Collateral and not for speculative purposes.

“Future Unsecured Hedging Agreements” means unsecured Hedging Agreements entered into after the Effective Date solely to mitigate risks and not for speculative purposes.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of August 22, 2012 between the Borrower, the Subsidiary Guarantors and the Collateral Agent.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement between the Administrative Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request, consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, options, caps, floors, forward contracts, equity hedging arrangement and other derivatives used from time to time to mitigate certain risks.

“Increasing Lender” has the meaning assigned to such term in Section 2.06(e).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all

Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Valuation Provider” means an independent valuation provider selected by the Administrative Agent in its reasonable discretion from a list of providers previously provided to the Borrower.

“Industry Classification Group” means (a) any of the Moody’s classification groups set forth in Schedule VI hereto, together with any such classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Lenders and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 5.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 substantially in the form of Exhibit F.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three‑month intervals after the first day of such Interest Period.

“Interest Period” means, for any Eurocurrency Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or, with respect to such portion of any Eurocurrency Loan that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Policy” means the written Investment Policy of the Borrower dated as of February 11, 2010, as the same may be amended or modified from time to time in accordance with this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“IVP Supplemental Cap” has the meaning assigned to such term in Section 5.12(b)(viii).

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, BMO Capital Markets Corp. and UBS Securities LLC.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Lender” means the Persons listed on Schedule I as having Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Commitment or to acquire Revolving Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London or other applicable interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as LIBOR for deposits denominated in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available as described above for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in Dollars in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the call price), except in favor of the issuer thereof.

“Lien Restricted Investment” means a Portfolio Investment consisting of a Loan Party’s investment in an entity that holds Investments subject to underlying agreements that restrict the granting of a Lien on such Investments; provided that (A) there are no greater restrictions or limitations in any material respect on the ability of the Borrower to liquidate such entity or its Investments therein (including any material redemption restrictions or penalties) and use the proceeds thereof than would be applicable if each Investment held by such entity was held directly as a Portfolio Investment by the Borrower and (B) there is no leverage employed by such entity.

“Loan Documents” means, collectively, this Agreement and the Security Documents.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Portfolio Investments and other property, or financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Investments of the Borrower and its Subsidiaries), (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000 and (b) obligations in respect of one or more Hedging Agreements, under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and the Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $50,000,000.

“Maturity Date” means August 22, 2016.

“Maximum Total Leverage Ratio” means the ratio, determined on a consolidated basis (excluding, for the avoidance of doubt, assets and Indebtedness of any Consolidated Managed Fund (other than for purposes of determining compliance with the requirements of the Investment Company Act unless permitted thereby to be excluded)), without duplication, in accordance with GAAP, of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries, to (b) the value of total assets of the Borrower and its Subsidiaries, less all liabilities of the Borrower and its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA in respect of which the Borrower or any ERISA Affiliate makes any contributions.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of any Loan Party’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of any

Loan Party’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policy; provided that, such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government and Agency Securities (including on a “to be announced” basis); and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (m) of Article VII.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Outstanding Amount” has the meaning assigned to such term in the Collateral Agency Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Hedging Agreements” means (i) secured Hedging Agreements existing on the Effective Date and described on Schedule VII; (ii) Future Secured Hedging Agreements; provided that, the counterparty under Hedging Agreements described in this clause (ii) in each case is a Lender or Affiliate of a Lender at the time such Hedging Agreements are entered into; and (iii) Future Unsecured Hedging Agreements.

“Permitted Indebtedness” means, collectively, Secured Longer-Term Indebtedness, Unsecured Longer-Term Indebtedness, Subordinated Debt and any Indebtedness outstanding on the Effective Date and set forth on Schedule IX, and any refinancing, extension, or replacement thereof that does not increase the original principal amount of such Indebtedness being refinanced, extended, or replaced.

“Permitted Liens” means: (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; provided that all Liens on any Collateral that is permitted pursuant to this clause (e) shall have a priority that is junior to the Liens of the Security Documents; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (m) of Article VII; (g) customary rights of setoff and Liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in each case, securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); and (k) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Portfolio Investment” means any Investment held by the Loan Parties in their asset portfolio (and solely for purposes of determining the Borrowing Base, and of Sections 6.02(d) and 6.04(e) and clause (q) of Article VII, Cash, excluding Cash held as cash collateral in respect of letters of credit). Without limiting the generality of the foregoing, it is understood and agreed that any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Financing Subsidiary, Consolidated Managed Fund, or held by any Controlled Foreign Corporation, shall not be treated as Portfolio Investments. Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that, for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing on September 30, 2012.

“Register” has the meaning set forth in Section 9.04.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such ratings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower.

“Revolver First Priority Collateral” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Revolver Related Obligations pursuant to Section 2.1(a) thereof (subject to any Lien permitted by Section 6.02 hereof); provided that in the case of any Portfolio Investment in which the Collateral Agent has such a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied in full within seven days of such inclusion.

“Revolver Related Obligations” has the meaning assigned to such term in the Collateral Agency Agreement.

“Revolver Second Priority Collateral” means, at any time, the Term Loan First Priority Collateral.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time made or incurred under the Commitments.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“SEC” means the Securities and Exchange Commission of the United States, or any Government Entity succeeding to the functions of such Securities and Exchange Commission.

“Scheduled Payment Date” means the 22nd day of each calendar month after the Commitment Termination Date through and including the Maturity Date.

“Secured Longer-Term Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder) of any Loan Party (which may be guaranteed by other Loan Parties) that (a) has no scheduled amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date, (b) in the Borrower's reasonable judgment, is incurred pursuant to documentation containing (i) covenants and events of default that are not materially more burdensome on the Borrower than those set forth in the Loan Documents or (ii) terms (including interest, amortization, covenants and events of default) that are otherwise substantially comparable to market terms for substantially comparable debt of similarly situated borrowers and (c) is not secured by any assets of any Loan Party other than pursuant to the Security Documents and the holders of which have agreed, in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent, to be bound by the provisions of the Security Documents.

“Secured Shorter-Term Indebtedness” means any Indebtedness of the Borrower or any Loan Party that is secured by any assets of any Loan Party and that does not constitute Secured Longer-Term Indebtedness.

“Security Documents” means, collectively, the Guarantee and Security Agreement, the Collateral Agency Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments executed and delivered at any time by any of the Loan Parties pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.

“Shared Cash” has the meaning assigned to such term in the definition of “Borrower’s Agreed Portion of Shared Cash”.

“Shared Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“Significant Subsidiary” means, at any time of determination, any (a) Loan Party or (b) any other Subsidiary that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than 10% of the aggregate assets or aggregate revenues of the Borrower and its Subsidiaries, taken as a whole, at such time.
“Specified Money Market Securities” means:

(a)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 90 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(b)    investments in commercial paper or other short-term corporate obligations maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody's; and
(c)    a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case, maturing within 90 days and at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody's; provided that, such Reinvestment Agreement may be unwound at the option of the Borrower at any time without penalty.

provided, that (i) in no event shall Specified Money Market Securities include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; and (iii) in no event shall Specified Money Market Securities include any obligation that is not denominated in Dollars.
“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors ) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees and in the case of Business Loan Trusts only, guarantees related to hedging transactions) of a type that are reasonably customary in accounts receivable securitizations or securitizations of financial assets and obligations under balance differential hedging transactions.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness of the Borrower and its Subsidiaries that (a) is fully subordinated, without qualification or contingency and otherwise in right of payment, in right to participate in liquidating distributions and in all other relevant respects to the obligations and Indebtedness now or hereafter owed by the Borrower to the Administrative Agent and the Lenders under the Loan Documents, or either of them, (ii) is unsecured and (iii) requires no principal payments prior to the date that is twelve months after the Maturity Date, all pursuant to instruments reasonably satisfactory in form and substance to the Required Lenders.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements are prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include (x) any Person that constitutes a Portfolio Investment held by any Loan Party in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries, (y) any Consolidated Managed Fund, or (z) the issuer of an investment for which the equity interests therein are at least majority-owned by the Borrower or a Subsidiary or that is otherwise controlled by the Borrower or a Subsidiary but not required to be consolidated on the financial statements of the Borrower in accordance with GAAP immediately after giving effect to the making of such an investment in each case of (x), (y), or (z), even if such Person or issuer is subsequently required to be consolidated on the financial statements of the Borrower as a result of any change in GAAP (but for avoidance of doubt, any such investment that is required to be consolidated for purposes of measuring compliance with the Investment Company Act or any other requirement of law will be included as a Subsidiary for purposes of such measurement). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that Controlled Foreign Corporations, Excluded Subsidiaries, Consolidated Managed Funds and Portfolio Investments, including American Capital, LLC, shall not be required to be Subsidiary Guarantors.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TBAs” has the meaning assigned to such term in Section 6.04(b).

“Term Financing Subsidiary” means a Financing Subsidiary that has term debt in the process of run-off and no commitments to acquire assets and no available credit commitments.

“Term Loan Borrowing Base” means the Borrowing Base referred to in the Term Loan Credit Agreement.

“Term Loan Borrowing Base Certificate” means the Borrowing Base Certificate as defined in the Term Loan Credit Agreement.
“Term Loan Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate outstanding amount of Term Loans as of such date exceeds (b) the Term Loan Borrowing Base as of such date.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement dated as of the date hereof, between the Borrower, the Guarantors party thereto, the Administrative Agent, the Collateral Agent, and the lenders party thereto.

“Term Loan First Priority Collateral” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first priority perfected Lien as security for the Term Loan Related Obligations pursuant to Section 2.2(a) thereof (subject to any Lien permitted by Section 6.02 of the Term Loan Credit Agreement).

“Term Loan Related Obligations” has the meaning assigned to such term in the Collateral Agency Agreement.

“Term Loan Lenders” means the lenders party to the Term Loan Credit Agreement.

“Term Loans” means the term loans extended by the Term Loan Lenders under the Term Loan Credit Agreement.

“Trailing Twelve-Month Period” shall mean, for any calculation, the 12-calendar month period ended as of the most recent quarterly end date preceding the date as of which such calculation is made.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unsecured Longer-Term Indebtedness” means any Indebtedness (other than Subordinated Debt) of a Loan Party (which may be Guaranteed by one or more other Loan Parties) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date, (b) has terms substantially comparable to market terms for substantially similar Indebtedness of other similarly situated borrowers as reasonably determined by the Borrower or covenants and events of default that are not materially more burdensome on the Borrower than those set forth in the Loan Documents and (c) is not secured by any assets of any Loan Party.

“Unsecured Shorter-Term Indebtedness” means any Indebtedness (other than Subordinated Debt) of any Loan Party that is not secured by any assets of any Loan Party and that does not constitute Unsecured Longer-Term Indebtedness.

“U.S. Government and Agency Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Valuation Policy” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Value” has the meaning assigned to such term in Section 5.13.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., an “ABR Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or in any other Loan Document (a) any settlement in respect of Convertible Debt to the extent made through the delivery of Equity Interests and/or payment of Cash does not constitute a Restricted Payment and (b) the conversion of Convertible Debt (or the right of any or all of the holders thereof to trigger and/or settle such conversion or any triggering and/or settlement thereof) shall not (i) constitute “amortization” for purposes of clause (a) of the definition of “Unsecured Longer-Term Indebtedness”, and any cash payment made by the Borrower in respect thereof shall constitute a “regularly scheduled payment, prepayment or redemption of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness” within the meaning of clause (a) of Section 6.12 or (ii) constitute an event or condition described in clause (i) of Article VII.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature (including, without limitation, valuations performed pursuant to Section 5.12) shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt ASC Topic No. 825, or accounts for assets and liabilities acquired in an acquisition on a fair value basis pursuant to ASC Topic No. 805, all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted ASC Topic No. 825 or, in the case of assets and liabilities acquired in an acquisition, ASC Topic No. 805; provided that, if the Borrower shall at any time adopt ASC Topic No. 825, or if ASC Topic No. 805 shall apply with respect to any acquired assets or liabilities, for purposes of calculating compliance with Sections 6.07(a), (b) and (c) after such adoption, or for any period ending after such adoption, Unsecured Longer-Term Indebtedness shall be valued as it is valued under ASC Topic No. 825 or ASC Topic No. 805, as applicable.

ARTICLE II
THE CREDITS

SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein each Lender agrees to make Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the aggregate Revolving Credit Exposure of all of the Lenders exceeding the Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02. Loans and Borrowings.

(a)    Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Type of Loans. Subject to Section 2.11, each Borrowing shall be constituted entirely of ABR Loans or of Eurocurrency Loans as the Borrower may

request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts. Each Borrowing (whether Eurocurrency or ABR) shall be in multiples of $1,000,000; provided that (i) an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments and (ii) any Eurocurrency Borrowing may be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000. Borrowings of more than one Type may be outstanding at the same time.

(d)    Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings.

(a)    Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b)    Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)    in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

(c)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)    Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month. If a Eurocurrency Borrowing is requested but no Interest Period is specified, the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month’s duration.

SECTION 2.04. Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b)    Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05. Interest Elections.

(a)    Elections by the Borrower for Borrowings. Subject to Section 2.03

(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)    Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)    Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing having an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be made, converted to, or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Termination, Reduction or Increase of the Commitments.

(a)    Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

(b)    Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $25,000,000 (or, if less, the entire remaining amount of the Commitments) or a larger multiple of $5,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the total Revolving Credit Exposures would exceed the total Commitments.

(c)    Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)    Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e)    Increase of the Commitments.

(i)    Requests for Increase by Borrower. The Borrower shall have the right, at any time after the Effective Date but prior to the Commitment

Termination Date, to propose that the Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and 30 days prior to the Commitment Termination Date; provided that:

(A)    each increase shall be in a minimum amount of at least $25,000,000 (or such lesser amount as the Administrative Agent may reasonably agree);

(B)    the aggregate amount of all Commitment Increases shall not exceed $125,000,000;

(C)    no Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(D)    the representations and warranties contained in this Agreement shall be true and correct in all material respects (or, in the case of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). No Lender shall be obligated to provide any increased Commitment.

(ii)    Effectiveness of Commitment Increase by Borrower. The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x)    the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y)    each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to

11:00 a.m., New York City time, on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

(iii)    Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or an Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv)    Adjustments of Borrowings upon Effectiveness of Increase. On the Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any) in full, (B) simultaneously borrow new Loans hereunder in an amount equal to such prepayment (in the case of Eurocurrency Loans, with LIBO Rates equal to the outstanding LIBO Rate and with Interest Period(s) ending on the date(s) of any then-outstanding Interest Period(s) provided that for any outstanding Interest Period of less than one month, the LIBO Rate will be equal to 1-month LIBOR), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders the amounts, if any, payable under Section 2.13 as a result of any such prepayment.

SECTION 2.07. Repayment of Loans; Evidence of Debt.

(a)    Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Lenders the outstanding principal amount of the Loans on the Maturity Date.

(b)    Manner of Payment. Subject to Section 2.08(c), prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that, each repayment of Borrowings shall be applied to repay any outstanding

ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings, second, to any Eurocurrency Borrowings in the order of the remaining duration of their respective Interest Periods (the Eurocurrency Borrowing with the shortest remaining Interest Period to be repaid first) and, third, to any remaining Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

(c)    Maintenance of Records by Lenders. Each Lender shall maintain, in accordance with its usual practice, records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(e)    Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)    Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.08. Prepayment of Loans.

(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.13, subject to the requirements of this Section.

(b)     Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist (after giving effect to any re-designation of Term Loan First Priority Collateral or Shared Collateral as Revolver First Priority Collateral), the Borrower shall prepay the Loans, or reduce Permitted Indebtedness or Indebtedness incurred pursuant to Section 6.01(h) (in each case, that is included in the Covered Debt Amount), in such amounts as shall be necessary so that such Borrowing Base Deficiency is cured; provided that (i) the aggregate amount of such prepayment of Loans shall be at least equal to the Revolving Credit Exposure’s ratable share of the aggregate prepayment and reduction of Permitted Indebtedness and of Indebtedness incurred pursuant to Section 6.01(h) and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), then the Borrower shall use all commercially reasonable efforts to effectuate such plan and such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

(c)    Scheduled Payments. On each Scheduled Payment Date, the Borrower shall prepay the Loans in an aggregate amount equal to 1/12 of the aggregate outstanding amount of Loans, based on the outstanding Loans as of the Commitment Termination Date, with the balance due on the Maturity Date. Following the Commitment Termination Date, any other optional or mandatory prepayment of Loans will reduce in direct order the amount of any subsequent repayment of Loans required to be made pursuant to this clause (c).

(d)    Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b).

SECTION 2.09. Fees.

(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at 0.50% on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable within one Business Day after each Quarterly Date and on the Commitment Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent obvious error.

SECTION 2.10. Interest.

(a)    ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)    Eurocurrency Loans. The Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c)    Default Interest. Notwithstanding the foregoing clauses (a) and (b), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurocurrency Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Borrowing for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)    impose on any Lender or the London interbank market any other condition, cost or expense, affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost (other than costs which are Indemnified Taxes or Excluded Taxes) to such Lenders of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender, then from time to time the Borrower will pay to such Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the

Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (including, in connection with any Commitment Increase Date, and regardless of whether such notice is permitted to be revocable under Section 2.08(d) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i)    the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then-current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period; over

(ii)    the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits from other banks in the eurocurrency market at the commencement of such period.

Payment under this Section shall be made upon request of a Lender delivered not later than ten Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions on account of Indemnified Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and within 10 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

In addition, any Foreign Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)    duly completed copies of Internal Revenue Service Form W-8BEN or any successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)    duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) certifying that the Foreign Lender is not a United States Person, or

(iv)    any other form including Internal Revenue Service Form W-8IMY as applicable prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)    United States Lenders. Each Lender that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Lender becomes a party to this Agreement, upon the expiration or invalidity of any forms previously delivered and at times reasonably requested by the Borrower, duly completed copies of Internal Revenue Service Form W-9 or any successor form, provided it is legally able to do so at the time.

(g)    FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or any Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or any Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any Lender in the event the Administrative Agent or any Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.

(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or under Section 2.12, 2.13, or 2.14, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.12, and payments required under Section 2.13, or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.

(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees due hereunder, such funds shall be applied (i) first, to pay interest and fees due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.06 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment of commitment fees under Section 2.09 shall be made for account of the Lenders pro rata according to the average daily unused amounts of their respective Commitments; (iv) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (v) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

(d)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set‑off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)    Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.14(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    commitment fees pursuant to Section 2.09(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender; and

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (v), shall require the consent of such Defaulting Lender.

SECTION 2.17. Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)    Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of American Capital, LLC, the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of American Capital, LLC, the Borrower or such Subsidiary, as applicable.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by‑laws or other organizational documents of American Capital, LLC, the Borrower or any other Loan Parties or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon American Capital, LLC, the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, except where such violation or default could not reasonably be expected to have a Material Adverse Effect, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Loan Parties.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a)    Financial Statements. The Borrower has heretofore delivered to the Lenders the audited consolidated balance sheet and statements of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2011, reported on by Ernst & Young LLP, independent public accountants.

Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP applied on a consistent basis, subject to, in the case of such interim statements, year-end audit adjustments and the absence of footnotes. None of the Borrower or any of its Subsidiaries has on the Effective Date any material contingent liabilities, liabilities for material taxes, unusual forward or long‑term commitments or unrealized or anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(b)    No Material Adverse Change. Since December 31, 2011, there has not been any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, operations, Portfolio Investments and other assets, or financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Portfolio Investments of the Borrower or any of its Subsidiaries), (ii) the ability of the Borrower or any Loan Party to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.05. Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting American Capital, LLC, the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

SECTION 3.06. Compliance with Laws and Agreements. Each of American Capital, LLC, the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. None of American Capital, LLC or any Loan Party is subject to any contract or other arrangement, the performance of which by them could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Sanctioned Persons. None of American Capital, LLC, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director or officer of American Capital, LLC, the Borrower or any Subsidiary is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Loan Party nor American Capital, LLC will to its actual knowledge directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.08. Taxes. Each of American Capital, LLC, the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it, American
Capital, LLC or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.11. Investment Company Act; Margin Regulations.

(a)    Status as Business Development Company. The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

(b)    Compliance with Investment Company Act. The business and other activities of American Capital, LLC, the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case, that are applicable to American Capital, LLC, the Borrower and its Subsidiaries.

(c)    Investment Policy. The Borrower is in compliance with the Investment Policy delivered to the Lenders prior to the Effective Date, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(d)    Use of Credit. None of American Capital, LLC, the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.12. Material Agreements and Liens.

(a)    Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit and other arrangement (other than immaterial arrangements) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, American Capital, LLC, the Borrower or any of its Subsidiaries outstanding on the Effective Date (after giving effect to the Transactions to occur on the Effective Date and other than the Term Loan Credit Agreement), and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement in each case as of the Effective Date is correctly described in Part A of Schedule II.

(b)    Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Effective Date covering any property of American Capital, LLC, the Borrower or any Loan Parties (other than Liens under the Loan Documents), and the aggregate principal (or equivalent) amount of Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II.

SECTION 3.13. Subsidiaries and Investments.

(a)    Subsidiaries. Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries of American Capital, LLC and the Borrower on the Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary and (ii) whether such Subsidiary is a Financing Subsidiary or an Excluded Subsidiary. Except as disclosed in Part A of Schedule IV, (x) each of American Capital, LLC and the Borrower owns, free and clear of Liens (other than any lien permitted by Section 6.02 hereof), and has (and will have) the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule IV, and (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable. Each Subsidiary identified on said Part A of Schedule IV as a “Financing Subsidiary” qualifies as such under the definition of “Financing Subsidiary” set forth in Section 1.01.

(b)    Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (c), (d) and (e) of Section 6.04) held by American Capital, LLC and any of the Loan Parties in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, each of American Capital, LLC, the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents or permitted by Sections 6.02(a), (d), and (e)), all such Investments.

SECTION 3.14. Properties.

(a)    Title Generally. Each of American Capital, LLC, the Borrower and the other Loan Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)    Intellectual Property. Each of American Capital, LLC, the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by American Capital, LLC, the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15. Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein to secure the Secured Obligations (as defined in the Guarantee and Security Agreement), except for any failure that would not constitute an Event of Default under Section (q) of Article VII. Except for filings completed prior to the Effective Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for the failure to make any filing that would not constitute an Event of Default under Section (q) of Article VII.

ARTICLE IV
CONDITIONS

SECTION 4.01. Effective Date. This Agreement shall become effective on the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a)    Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(b)    Audited Financial Statements. (i) Audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and (iii) projections for the Borrower and its subsidiaries (with relevant assumptions relating thereto) for fiscal years 2012 through 2017.

(c)    Fees and Expenses. Evidence of the payment by the Borrower of all fees payable to the Lenders on the Effective Date that the Borrower has agreed to pay in connection with this Agreement. The Borrower shall have paid all reasonable and documented expenses (including the reasonable legal fees of Milbank, Tweed, Hadley & McCloy LLP) for which invoices have been presented that the Borrower has agreed to pay in connection with this Agreement.

(d)    Opinion of Counsel to the Loan Parties. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Winston & Strawn LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, in substantially the form of Exhibit C, and covering such other matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(e)    Opinion of Special New York Counsel to JPMCB. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy, LLP, special New York counsel to JPMCB (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(f)    Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(g)    Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(h)    Liens. Results of a recent lien search in each relevant jurisdiction with respect to the Borrower and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted under Section 6.02.

(i)    Guarantee and Security Agreement. The duly executed Guarantee and Security Agreement.

(j)    Collateral Agency Agreement. The duly executed Collateral Agency Agreement.

(k)    Borrowing Base Certificate. A Borrowing Base Certificate as of July 31, 2012.

(l)    Repayment of Existing Indebtedness. Evidence that the Indebtedness listed on Schedule VIII shall be repaid and the applicable debt documents terminated simultaneously with the Effective Date and that existing Liens on the Collateral shall have been released.

(m)    Valuation Policy. A copy of the Valuation Policy.

(n)    Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

(o)    Term Loan. The Term Loans shall have been or shall concurrently be funded in a gross principal amount of not less than $600,000,000.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan is additionally subject to the satisfaction of the following conditions:

(a)    the representations and warranties of the Borrower and the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)    at the time of and immediately after giving effect to such Loan, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)    either (i) the aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Permitted Indebtedness or Indebtedness incurred pursuant to Section 6.01(h).

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, changes in net assets and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01,

6.02, 6.04, 6.05 and 6.07 as of the quarter end date to which such certificate relates and (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    as soon as available and in any event not later than the last day of each calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, a Borrowing Base Certificate as at the last day of such accounting period presenting the Borrower’s computation (and including the rationale for any industry reclassification) and including a certification of a Financial Officer as to compliance with Sections 6.03(e) and 6.04(e) during the period covered by such Borrowing Base Certificate;

(e)    promptly but no later than five Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency or Term Loan Borrowing Base Deficiency, a Borrowing Base Certificate or Term Loan Borrowing Base Certificate, as applicable, as at the date the Borrower has knowledge of such Borrowing Base Deficiency or Term Loan Borrowing Base Deficiency, as applicable, indicating the amount of the Borrowing Base Deficiency or Term Loan Borrowing Base Deficiency, as applicable, as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency or Term Loan Borrowing Base Deficiency, as applicable, as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate or Term Loan Borrowing Base Certificate, as applicable, is delivered pursuant to this paragraph;

(f)    promptly upon receipt thereof, copies of all significant reports (excluding routine, periodic reports) submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower;

(g)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any of the Loan Parties with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange, as the case may be;

(h)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may

reasonably request;

(i)     upon request of the Administrative Agent, a schedule listing (i) each Person holding ownership interests in any Subsidiary, (ii) the nature of the ownership interests held by each such Person and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests; and

(j)     concurrently with any delivery of financial statements under clause (a) or (b) of this Section, the quarterly unaudited special purpose consolidated balance sheet and related statement of operations of American Capital, LLC and its Subsidiaries as of the end of and for the fiscal quarter most recently ended, presenting fairly in all material respects the financial condition and results of operations of American Capital, LLC and its consolidated Subsidiaries on a consolidated basis, consistent with the unaudited financial statements delivered to the Administrative Agent in connection with the Effective Date.

Notwithstanding anything in this Section 5.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of this Section 5.01 (other than Sections 5.01(c), (d) and (e)) if the reports, documents and other information of the type otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission, provided notice of such availability is provided to the Administrative Agent at or prior to the time period required by this Section 5.01.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for provision to each Lender prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $25,000,000;

(d)    any sale, conveyance or other transfer of any of the Borrower’s ownership interest in American Capital, LLC; and

(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries and American Capital, LLC and European Capital, Limited and their respective Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during business hours, to examine and make extracts from its books and records (including books and records maintained by American Capital, LLC, European Capital, Limited, or by any Loan Party and their respective Subsidiaries in such Person’s capacity as a “servicer” with respect to any other Financing Subsidiary, and any books, records and documents held by the Custodian), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that the Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder and orders of any other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)    Subsidiary Guarantors. In the event that any Loan Party shall form or acquire any new wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary), the Borrower will cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, a “Loan Party”) under a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have reasonably requested.

(b)    Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each Subsidiary Guarantor is a wholly-owned Subsidiary.

(c)    Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent

(i)    to create, in favor of the Collateral Agent for the benefit of the Lenders (and the counterparties to any Permitted Hedging Agreement secured by the Collateral), the Term Loan Lenders and the holders of any Secured Longer-Term Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided further, that in the case of any Collateral consisting of voting stock of any Controlled Foreign Corporation, such security interest shall be limited to 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation;

(ii)    to cause its Excluded Subsidiaries, and any custodians or account banks and securities intermediaries acting on their behalf, or trustee or representative acting for any Person extending credit to any Excluded Subsidiary, to execute and deliver such intercreditor and other agreements, in form and substance reasonably satisfactory to the Administrative Agent, as it shall determine are necessary to confirm that none of such Excluded Subsidiaries or custodians claims any interest or Lien upon any property of any Loan Party and that any custodian that holds documentation on behalf of both the Loan Parties and any Excluded Subsidiary will provide access to such documentation consistent with the provisions of Section 5.06;

(iii)    in the case of any Portfolio Investment consisting of a commercial loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an Excluded Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Excluded Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation not acquired from a Loan Party) in such underlying loan documents and the extensions of credit thereunder and (y) ensure that all amounts owing to such Loan Party or Excluded Subsidiary by the underlying borrower or other obligated party are remitted by such borrower or obligated party directly to separate accounts of such Loan Party and such Excluded Subsidiary or to an account subject to an appropriate intercreditor agreement;

(iv)    in the event that any Loan Party is acting as an agent or administrative agent under any loan documents with respect to any Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Loan Party in such capacity as agent or administrative agent is promptly segregated from all other funds of such Loan Party and clearly identified as being held in an agency capacity; and

(v)    cause all loan and other documents relating to any Portfolio Investment to be held by (x) the Collateral Agent or (y) the Custodian pursuant to the terms of the Custodian Agreement (or another custodian reasonably satisfactory to the Administrative Agent), or pursuant to an appropriate intercreditor agreement, so long as the Custodian (or custodian) has agreed to grant access to such loan and other documents to the Administrative Agent and the Lenders pursuant to an access or similar agreement between the Borrower and such Custodian (or custodian) in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Financing Subsidiaries. In the event that the Borrower designates any direct or indirect Subsidiary as a “Financing Subsidiary,” such designation shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative

Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complies with the conditions set forth in clauses (a) or (b) of the definition of Financing Subsidiary set forth in Section 1.01. For the avoidance of doubt, in the case of clause (a) of the definition of Financing Subsidiary set forth in Section 1.01, compliance with Section 6.03(d) shall be determined after giving effect to any such designation.

SECTION 5.09. Use of Proceeds. The Borrower will use the proceeds of the Loans to (a) together with the proceeds of the Term Loan, refinance the Indebtedness specified on Schedule VIII; (b) fund certain fees and expenses associated with the Facility; and (c) for general corporate purposes of the Borrower in the ordinary course of business, including in connection with the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Loan Parties only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower.

SECTION 5.10. Status of BDC. The Borrower shall at all times maintain its status as a “business development company” under the Investment Company Act.

SECTION 5.11. Investment and Valuation Policies. The Borrower shall promptly advise the Lenders and the Administrative Agent of any material change in either the Investment Policy or the Valuation Policy.

SECTION 5.12. Portfolio Valuation and Diversification, Etc.

(a)    Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment to an Industry Classification Group. To the extent that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group established by Moody’s, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of any correlation, the Borrower shall be permitted, upon notice to the Administrative Agent and each Lender to create up to three additional industry classification groups for purposes of this Agreement.

(b)    Portfolio Valuation Etc.

(i)    Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that, no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full. For the avoidance of doubt, the Value of any Portfolio Investment determined in accordance with this Section 5.12, including any Value determined on a settlement-date basis in accordance with the foregoing sentence, shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(ii)    Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments as follows:

(A)    Internal Review. The Borrower shall conduct an internal review of the aggregate value of the Portfolio Investments included in the Borrowing Base, and of the Borrowing Base, at least once each calendar month (and promptly upon the Borrower having knowledge of any developments suggesting a material change in the Value of the Portfolio Investments), which shall take into account any events of which the Borrower has knowledge that materially affect the aggregate Value of the Portfolio Investments included in the Borrowing Base or the Borrowing Base. If, based upon such internal review, the Borrower determines that a Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days as provided in Section 5.01(e), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments, all as more specifically set forth in Section 2.08(b).

(B)    Failure to Determine Values. Except as otherwise set forth herein, if the Borrower shall fail to determine the Value of any Portfolio Investment in a manner consistent with its “valuation policy” (the “Valuation Policy”) as at any date pursuant to the requirements of the foregoing sub-clause (A), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero, but only so long as such failure continues.

(C)    Quarterly Valuation. The Borrower shall value all Portfolio Investments quarterly in a manner consistent with the Valuation Policy (with Portfolio Investments made intra-quarter being valued at cost until the first quarterly valuation under this clause (C) to occur after the making of such Investment).

(D)    Value of American Capital, LLC. For purposes of determining the Borrowing Base, the Value of American Capital, LLC

shall be the Agreed Portion of Adjusted EBITDA of American Capital, LLC, determined quarterly.

provided that, in no event shall any Portfolio Investment be valued pursuant to the foregoing requirements less frequently than quarterly.

(iii)    Scheduled Testing of Values.

(A)    Each February 28, April 30, July 31 and October 31 of each calendar year, or such other quarterly dates as are reasonably agreed by the Borrower and the Administrative Agent, commencing on October 31, 2012 (each a “Valuation Testing Date”), the Administrative Agent through an Independent Valuation Provider will test the Values determined pursuant to Section 5.12(b)(ii) above of those Portfolio Investments included in the Borrowing Base selected by the Administrative Agent; provided that, the aggregate fair value of such Portfolio Investments tested on any Valuation Testing Date will be at least equal to the Tested Amount (as defined below).

(B)    For purposes of this Agreement, the “Tested Amount” shall be equal to 25%, or as near thereto as reasonably practicable, of the Portfolio Investments (other than American Capital, LLC and its Subsidiaries), based on Value, in the Borrowing Base.

(C)    With respect to any Portfolio Investment, if the value of such Portfolio Investment determined pursuant to Section 5.12(b)(ii) is not more than the lesser of (1) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par) and (2) 110% of the midpoint of the valuation provided by the Independent Valuation Provider, then the value for such Portfolio Investment determined in accordance with Section 5.12(b)(ii) shall be used as the “Value” for purposes of this Agreement. If the value of any Portfolio Investment determined pursuant to Section 5.12(b)(ii) is more than the lesser of the values set forth in clause (C)(1) and (2) (to the extent applicable), then for such Portfolio Investment, the “Value” for purposes of this Agreement shall be the lesser of (x) the highest value provided by the Independent Valuation Provider, (y) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par) and (z) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider. For the avoidance of doubt, any values determined by the Independent Valuation Provider pursuant to this Section 5.12(b)(iii) or

Section 5.12(b)(iv) shall be used solely for purposes of determining the “Value” of a Portfolio Investment under this Agreement and shall not be deemed to be the fair value of such asset as required under ASC 820 and the Investment Company Act.

(iv)    Supplemental Testing of Values. Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request, in its and/or their reasonable discretion, any Portfolio Investment included in the Borrowing Base with a Value determined pursuant to Section 5.12(b)(ii) to be independently tested by the Independent Valuation Provider. There shall be no limit on the number of such tests that may be requested by the Administrative Agent in its reasonable discretion; provided that, all such tests shall be conducted in such a manner as to minimize disruption to the business of the Borrower, and the results of any such valuations shall be shared with the Borrower promptly upon receipt by the Administrative Agent. If (x) the value determined pursuant to Section 5.12(b)(ii) is less than the value determined by the Independent Valuation Provider, then the value determined pursuant to Section 5.12(b)(ii) shall be used as the “Value” for purposes of this Agreement and (y) if the value determined pursuant to Section 5.12(b)(ii) is greater than the value determined by the Independent Valuation Provider and the difference between such values is: (1) less than 5% of the value determined pursuant to Section 5.12(b)(ii), then the value determined pursuant to Section 5.12(b)(ii) shall be used as the “Value” for purposes of this Agreement; (2) between 5% and 20% of the value determined pursuant to Section 5.12(b)(ii), then the “Value” of such Portfolio Investment for purposes of this Agreement shall be the average of the value determined pursuant to Section 5.12(b)(ii) and the value determined by such Independent Valuation Provider; and (3) greater than 20% of the value determined pursuant to Section 5.12(b)(ii), then the Borrower and the Administrative Agent shall retain an additional third-party appraiser and the “Value” of such Portfolio Investment for purposes of this Agreement shall be the average of the three valuations (with the first such Independent Valuation Provider’s value to be used as the “Value” until the third value is obtained).

(v)    The Value of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider. The Independent Valuation Provider shall apply a recognized valuation methodology in accordance with GAAP that is commonly accepted by the business development company industry for valuing Portfolio Investments of the type being valued and held by the Loan Parties, or as agreed between the Borrower and the Administrative Agent.

(vi)    The valuation procedures set forth in this Section 5.12 shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized by the Borrower for any other purpose (including, without limitation, financial statements).

(vii)    The valuation procedures set forth in this Section 5.12 shall not apply to American Capital, LLC or its Subsidiaries, which shall be valued as provided in Section 5.13.

(viii)    The documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower; provided that, so long as no Event of Default has occurred and is continuing, the excess of any documented out-of-pocket expenses reasonably incurred by the Administrative Agent under Section 5.12(b)(iv) that exceed $100,000 for any 12-month period (the “IVP Supplemental Cap”) shall be at the expense of the Administrative Agent; provided that, the IVP Supplemental Cap shall be automatically increased if the Commitments are increased pursuant to Section 2.06, such increase to be in proportion to such increase in Commitments.

(ix)    The values determined by the Independent Valuation Provider shall be deemed to be “Information” hereunder and subject to Section 9.12 hereof.

(c)    Investment Company Diversification Requirements. The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies and that are applicable to the Borrower and such Subsidiaries.

SECTION 5.13. Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment included in Revolver First Priority Collateral plus the Agreed Portion of Adjusted EBITDA of American Capital, LLC plus the Agreed Portion of Shared Cash, provided that:

(a)    the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 6% of the aggregate Value of all Portfolio Investments in the Revolver First Priority Collateral as of the end of the most recent quarter, shall be 50% of the otherwise applicable Advance Rate; provided that, one such group (as selected by the Borrower from time to time) may not be subject to the foregoing limitation until it exceeds 8% of the aggregate Value of all Portfolio Investments in the Revolver First Priority

Collateral.

(b)    the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 12% of the aggregate Value of all Portfolio Investments in the Revolver First Priority Collateral as of the end of the most recent quarter shall be 0%.

(c)    the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 25% of the aggregate Value of all Portfolio Investments in the Revolver First Priority Collateral as of the end of the most recent quarter shall be 0%; provided that, such limit shall be 30% in the case of Portfolio Investments in one Industry Classification Group specified by the Borrower from time to time in its sole discretion.

(d)    for purposes of calculating the limitations set forth in clauses (a), (b) and (c) above, Cash and Cash Equivalents (including U.S. Government and Agency Securities) comprising more than 10% of Revolver First Priority Collateral shall not be counted in Revolver First Priority Collateral.

(e)    the foregoing limitations shall not apply to the Borrower’s investment in American Capital, LLC. To the extent that the Value of American Capital, LLC and its subsidiaries determined in accordance with this Section 5.13 would exceed 35% of the aggregate Value of the Borrowing Base, the amount in excess of 35% shall not be included in the Borrowing Base.

No Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent as a part of the Revolver First Priority Collateral, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein (it being understood that any Portfolio Investment shall continue to be Delivered in connection with any escrowed release of such Collateral pursuant to Section 6.12(e) of the Collateral Agency Agreement); provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied within seven days of such inclusion. Voting stock of any Controlled Foreign Corporation in excess of 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation shall not be included as a Portfolio Investment for purposes of calculating the Borrowing Base.

The Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent and each Lender at the times as provided in Sections 4.01(k), 5.01(d), 5.01(e) and 6.05(b); provided that, for purposes of computing the Borrowing Base, the Values of the Portfolio Investments included in the Revolver First Priority Collateral will be updated in accordance with the valuation covenants set forth in Section 5.12 and this Section 5.13 not later than (i) May 15, August 15, and November 15 for the quarters ending March 31, June 30, and September 30, respectively, and (ii) March 15 for the prior fiscal year; and provided; further, that the Borrower shall not be required to deliver a separate Borrowing Base Certificate for the last month of each of the first three quarters of each year, so long as the Borrower has delivered the certificate required under Section 5.01(c) to the Administrative Agent and each Lender at the times as provided in such section.

The Borrower shall report the Term Loan Borrowing Base calculations to the Lenders at the time such calculations are required to be reported to the Term Loan Lenders.

For the avoidance of doubt, to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions.

For the avoidance of doubt, any Portfolio Investment that does not have an “Advance Rate” specified below shall not constitute part of the Borrowing Base.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a) through (e), the following percentages with respect to the Value of such Portfolio Investment:

Portfolio Investment    Advance Rate

Net Cash and Cash Equivalents, and        100%
Short-Term U.S. Government and Agency Securities
(i.e., the sum of the foregoing over the excess,
if any, of the allocable portion of accounts payable
over the allocable portion of accounts receivable
(excluding accounts of American Capital, LLC and
its Subsidiaries but including Cash dividends declared
(i.e., payable) by American Capital, LLC))
Long-Term U.S. Government and Agency Securities and        95%
Specified Money Market Securities
Performing First Lien Portfolio Loans        65%*
Performing Unitranche Portfolio Loans        60%*
Performing Second Lien Portfolio Loans        55%*

Performing Cash Pay Mezzanine Investments        45%
Agreed Portion of Adjusted EBITDA of American Capital, LLC    100%

* If more than 10% of the Value of Portfolio Loans included in this category consists of fixed rate loans, the Advance Rate with respect to that portion of such fixed rate loan that exceeds such 10% shall be 5 percentage points lower than the Advance Rate otherwise applicable to Portfolio Loans in such category.

“Cash” has the meaning assigned to such term in Section 1.01.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01.

“Cash Pay Mezzanine Investments” means Mezzanine Investments as to which, at the time of determination, not less than 66% of the interest (including accretions and pay-in-kind interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in Cash.

“Cash Pay Portfolio Loans” means Portfolio Loans as to which, at the time of determination, all of the interest on which is payable not less frequently than quarterly and for which not less than 66% of the interest (including accretions and “pay-in-kind” interest) for the current monthly or quarterly period (as applicable) is payable in Cash.

“First Lien Portfolio Loan” means a Cash Pay Portfolio Loan that is entitled to the benefit of a first lien and first priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Long-Term U.S. Government and Agency Securities” means U.S. Government and Agency Securities maturing more than one month from the applicable date of determination.

“Mezzanine Investments” means debt obligations (including convertible debt obligations (other than the “in-the-money” equity component thereof)) that are (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.

“Performing” means with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments which are Cash Pay Mezzanine Investments and are Performing.

“Performing First Lien Portfolio Loans” means First Lien Portfolio Loans which are Cash Pay Portfolio Loans and are Performing.

“Performing Second Lien Portfolio Loans” means Second Lien Portfolio Loans which are Cash Pay Portfolio Loans and are Performing.

“Performing Unitranche Portfolio Loans” means Unitranche Portfolio Loans which are Cash Pay Portfolio Loans and are Performing.

“Portfolio Loans” means senior debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which may be under a syndicated or unsyndicated loan, note purchase, or credit facility.

“Second Lien Portfolio Loan” means a Cash Pay Portfolio Loan that is entitled to the benefit of a second lien and second priority perfected security interest on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Short-Term U.S. Government and Agency Securities” means U.S. Government and Agency Securities maturing within a month of the applicable date of determination.

“Specified Money Market Securities” has the meaning assigned to such term in Section 1.01.

“Unitranche Portfolio Loans” means Portfolio Loans structured as a first lien senior secured credit facility but representing combined economics of senior and second lien or subordinated debt.

“U.S. Government and Agency Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.

SECTION 5.14. American Capital, LLC. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to ensure:

(f)    the maintenance by the Borrower of a majority ownership interest in and control of American Capital, LLC and each of American Capital, LLC’s Subsidiaries;

(g)    directly or indirectly through one or more Subsidiaries that no Loan Party or entity that is a direct or indirect investment of any Loan Party (other than American Capital, LLC and its Subsidiaries) takes any action having the effect of preventing American Capital, LLC or its Subsidiaries from being entitled to receive management fees of the type currently payable to American Capital, LLC and its Subsidiaries in the ordinary course; and

(h)    the distribution to the Borrower of all ACLLC Excess Cash Flow.

SECTION 5.15. Recovery of Assets. In cases where the assets (including Portfolio Investments and Financing Subsidiaries) of the Borrower and/or its Subsidiaries include both debt and equity of any Person, the Borrower will, and will cause each of its relevant Subsidiaries to, subject to applicable law and any contractual or fiduciary restrictions applicable to the Borrower or such Subsidiary, seek to maximize recoveries on such assets consistent with the relative rights of such assets.

SECTION 5.16. Post-Closing Covenant. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to cause each of the agreements listed on Schedule X to become effective not later than 60 days after the Effective Date; provided that, such 60-day period may be increased upon the prior written consent of the Administrative Agent.

ARTICLE VI
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, nor will it permit any other Loan Party to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder or under any other Loan Document, or under the Term Loan Credit Agreement or any refinancing, extension or replacement thereof (provided that, in the case of the Term Loans, the aggregate principal amount thereof shall not exceed $600,000,000);

(b)    Permitted Indebtedness in an aggregate amount that, taken together with Indebtedness permitted under clauses (a) and (h) of this Section 6.01 (1) does not exceed the amount required to comply with the provisions of Section 6.07(a) and (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such Permitted Indebtedness;

(c)    Other Permitted Indebtedness;

(d)    Indebtedness of the Borrower to or from any other Loan Party or Indebtedness of a Loan Party to or from another Loan Party;

(e)    Guarantees in support of obligations in support of portfolio companies in an aggregate amount not to exceed $50,000,000;

(f)    repurchase obligations arising in the ordinary course of business with respect to U.S. Government and Agency Securities that do not constitute Collateral;

(g)    obligations (including obligations to post collateral) payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(h)    other Indebtedness in an aggregate amount not exceeding the Additional Debt Amount at any one time outstanding and that, taken together with Indebtedness permitted under clauses (a) and (b) of this Section 6.01 (1) does not exceed the amount required to comply with the provisions of Section 6.07(a) and (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such other Indebtedness;

(i)    obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(j)    Indebtedness under Permitted Hedging Agreements;

(k)	Letter of Credit obligations for office space; and

(l)	Subordinated Debt.

SECTION 6.02. Liens. The Borrower will not, nor will it permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    any Lien on any property or asset of the Borrower existing on the Effective Date and set forth in Part B of Schedule II; provided that (i) no such

Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)    Liens created pursuant to the Security Documents;
(c)    Liens on deposits, including prime brokerage agreements, repurchase agreements and margin transactions and letters of credit (which may cover Portfolio Investments, but only to the extent released from the Lien in favor of the Collateral Agent in accordance with the requirements of Section 10.03 of the Guarantee and Security Agreement), made by the Borrower or any Subsidiary in connection with any existing and contemplated Portfolio Investment permitted (or not prohibited) under this Agreement, including to secure capital commitments and guaranties made in connection with such Portfolio Investments, in each case in the ordinary course of business;

(d)    Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding the Additional Debt Amount at any one time outstanding (which may cover Portfolio Investments, but only to the extent released from (or not otherwise covered by) the Lien in favor of the Collateral Agent in accordance with the requirements of Section 9.12 of the Guarantee and Security Agreement) or becomes security for Permitted Indebtedness, so long as (x) at the time thereof the aggregate amount of Indebtedness permitted under clauses (a), (b) and (h) of Section 6.01 (1) does not exceed the amount required to comply with the provisions of Section 6.07(a) and (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, and (y) no Default or Event of Default shall have occurred and be continuing after giving effect to the incurrence of such Liens;
(e)    Permitted Liens;

(f)    Liens in connection with leases or subleases of office space granted in the ordinary course of business;

(g)    Liens securing Indebtedness permitted pursuant to Section 6.01(k); and

(h)     Liens granted or deemed to exist on assets transferred (including transfers to Financing Subsidiaries) in transactions permitted hereunder, which Liens arise in connection with such transfer.

SECTION 6.03. Fundamental Changes and Dispositions of Assets. The Borrower will not, nor will it permit any other Loan Party or American Capital, LLC to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any other Loan Party or American Capital, LLC to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of American Capital, LLC, the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document and Investments permitted pursuant to Section 6.04(e) or (f). The Borrower will not, nor will it permit any other Loan Party or American Capital, LLC to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of Cash in the normal course of the day-to-day business activities of American Capital, LLC, the Borrower and its Subsidiaries) (other than the transfer of Portfolio Investments to Financing Subsidiaries or Controlled Foreign Corporations), and (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this Section).

Notwithstanding the foregoing provisions of this Section:
(a)    any Subsidiary of the Borrower (other than a Financing Subsidiary) may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that, if any such transaction shall be between a Subsidiary and a wholly-owned Subsidiary Guarantor, (i) the wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation and (ii) such merger or consolidation shall not otherwise result in a Default or Event of Default;
(b)    Subsidiaries of American Capital, LLC may be merged or consolidated with or into each other or American Capital, LLC;
(c)    any Loan Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly-owned Subsidiary Guarantor of the Borrower;
(d)    the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly-owned Subsidiary Guarantor of the Borrower;
(e)    assets may only be transferred to Financing Subsidiaries (other than Business Loan Trusts) or Controlled Foreign Corporations at fair market value and provided that, after giving effect to such transfer (and any concurrent repayment of Indebtedness), either (i) the Borrowing Base equals at least 150% of the Covered Debt Amount after giving effect to such transfer; or (ii) (x) the Borrowing Base equals at least 110% of the Covered Debt Amount and (y) the ratio of the Borrowing Base to the Covered Debt Amount after giving effect to such transfer is not less than immediately prior to such transfer;

(f)    the Borrower and its Subsidiaries may dissolve or liquidate any Subsidiary that does not own, legally or beneficially, assets (including, without limitation, Portfolio Investments) and liabilities, either of which in the aggregate has a value of $500,000 or more at such time of dissolution or liquidation; and

(g)    the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfers and dispositions does not exceed $25,000,000 in any fiscal year.

SECTION 6.04. Investments. The Borrower will not, nor will it permit any other Loan Party to, acquire, make or enter into, or hold, any Investments except:

(a)    Cash, Cash Equivalents, Specified Money Market Securities, and U.S. Government and Agency Securities held in securities and deposit accounts with banks and other financial institutions;

(b)    rights to acquire U.S. Government and Agency Securities “to be announced” (“TBAs”) (it being understood that such TBAs are not U.S. Government and Agency Securities until Delivered);

(c)    Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(d)    Hedging Agreements entered into in the ordinary course of any Loan Party’s financial planning and not for speculative purposes;

(e)    Investments by the Borrower and its Subsidiaries (including investments in Financing Subsidiaries, Controlled Foreign Corporations and Consolidated Managed Funds) to the extent such Investments are permitted under the Investment Company Act and the Investment Policy; provided that, if any such Investment is not included in the Revolver First Priority Collateral, then after giving effect to such Investment (and any concurrent acquisitions of Investments in the Revolver First Priority Collateral or payment of outstanding Indebtedness), either (A) the Borrowing Base equals at least 150% of the Covered Debt Amount after giving effect to such Investment; or (B) (x) the Borrowing Base equals at least 110% of the Covered Debt Amount and (y) the ratio of the Borrowing Base to the Covered Debt Amount after giving effect to such Investment is not less than immediately prior to such Investment;

(f)    Investments existing as of the Effective Date; and

(g)    additional Investments up to but not exceeding $75,000,000 in the aggregate at any time outstanding.

For purposes of clause (g) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of Cash, together with the aggregate fair value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made) minus (B) the aggregate amount of dividends, distributions or other payments received in Cash in respect of such Investment; provided that, in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write‑off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

SECTION 6.05. Restricted Payments. The Borrower will not, nor will it permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay, or permit any other Loan Party to declare and pay (as the case may be):

(a)    dividends with respect to the capital stock of the Borrower to the extent payable in additional shares of the Borrower’s common stock (which may include a combination of Cash and stock; provided that, such dividend would otherwise be permitted pursuant to another exception below);

(b)    Restricted Payments in Cash or other property (excluding for this purpose the Borrower’s common stock) in addition to the dividends permitted under the foregoing clause (a), so long as on the date of such Restricted Payment and after giving effect thereto:

(i)    no Default shall have occurred and be continuing; and

(ii)    the Borrowing Base immediately after giving effect to such Restricted Payment is at least 150% of the Covered Debt Amount; and

(c)    dividends and distributions from a Subsidiary to the Borrower or any Subsidiary Guarantor.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary Guarantor of the Borrower to the Borrower or to any other Subsidiary Guarantor.

For the avoidance of doubt, the Borrower shall not declare any Restricted Payment to the extent such declaration violates the provisions of the Investment Company Act applicable to it.

SECTION 6.06. Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Excluded Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents and other than the “Loan Documents” under the Term Loan Credit Agreement) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness to the Borrower, the declaration or payment of dividends or other distributions in respect of its capital stock to the Borrower or any intermediate Subsidiary, the making of loans, advances, guarantees or Investments to the Borrower or any intermediate Subsidiary, the payment of any Indebtedness owed to the Borrower or any intermediate Subsidiary, or the sale, assignment, transfer or other disposition of property to the Borrower or any intermediate Subsidiary (except for restrictions imposed by the underlying governing agreements of an asset held by an entity the equity interests of which constitute a Lien Restricted Investment, and applicable only to such asset held by an entity the equity interests of which constitute a Lien Restricted Investment, restrictions imposed by the underlying governing documents of an Investment that restricts the sale of or the granting of a Lien on such Investment and other restrictions and provisions of the type permitted under Section 6.10).

SECTION 6.07. Certain Financial Covenants.

(a)    Leverage Ratio. The Borrower will not permit the Maximum Total Leverage Ratio to exceed 0.75 to 1.00 at any time.

(b)    Borrowing Base Coverage. The Borrower will not permit the Covered Debt Amount to exceed the Borrowing Base at any time.

(c)     Adjusted EBITDA of American Capital, LLC. The Borrower will not permit the Borrower’s Portion of Adjusted EBITDA of American Capital, LLC to be less than $50,000,000 per annum for the Trailing Twelve-Month Period, plus an additional Dollar amount equal to 20% of the Borrower’s Portion of American Capital, LLC’s share of additional management fees (after adjusting for minority interests) from equity capital raises after June 30, 2012 by American Capital Agency Corp. and American Capital Mortgage Investment Corp. For purposes of this Section 6.07(c), the “Borrower’s Portion” of any amount shall be the portion of such amount that is the same proportion of such amount as the Borrower’s direct and indirect ownership interest in American Capital, LLC represents of the aggregate ownership interests in American Capital, LLC.

In the event of any default in clause (a) or (b) above resulting solely from the revaluation of assets, the Borrower shall (i) take such actions to be in compliance with such section or sections, as applicable, within five Business Days; provided, that the aggregate amount of any Loans prepaid shall be in an amount equal to or greater than the aggregate amount of any prepayment of any Permitted Indebtedness or Indebtedness incurred pursuant to Section 6.01(h) (in each case, that is included in the Covered Debt Amount) in accordance with this section; or (ii) present to the Administrative Agent a reasonably feasible plan within five Business Days that will enable any default to be cured within 30 Business Days, and then the Borrower shall use all reasonable commercial efforts to effectuate such cure in accordance with such plan and, in any event, shall effectuate such cure prior to the end of such 30-Business Day period (which 30-Business Day period shall include the five Business Days permitted for delivery of such plans).

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Parties to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party than could be obtained on an arm’s‑length basis from unrelated third parties, (b) transactions between or among the Borrower and any other Loan Parties not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) transactions described or referenced on Schedule V or (e) any Investment that results in the creation of an Affiliate.

SECTION 6.09. Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business in a manner that would violate the Investment Policy in any material respect.

SECTION 6.10. No Further Negative Pledge. The Borrower will not, and will not permit any other Loan Parties to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents and the “Loan Documents” as defined in the Term Loan Credit Agreement; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement that imposes such restrictions only on Equity Interests in Excluded Subsidiaries; (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Loans, or any Hedging Agreement; (f) restrictions on assets subject to dispositions permitted hereunder; (g) restrictions imposed by the underlying governing agreements of an asset held by an entity the equity interests of which constitute a Lien Restricted Investment, and applicable only to such asset held by an entity the equity interests of which constitute a Lien Restricted Investment; and (h) restrictions imposed by the underlying governing agreements that restrict the sale of or the granting of a Lien on such Investment.

SECTION 6.11. Modifications of Certain Documents. The Borrower will not consent to any modification, supplement or waiver of (a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Permitted Indebtedness that would result in such Permitted Indebtedness not meeting the requirements of the definition of “Permitted Indebtedness”; (b) the Custodian Agreement, unless such modification, supplement or waiver is not less favorable to the Borrower in any material respect than could be obtained on an arm’s‑length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders); or (c) the Term Loan Credit Agreement or the “Loan Documents” as defined therein that is materially adverse to the Lenders or the Administrative Agent under the Loan Documents.

SECTION 6.12. Payments of Other Indebtedness. The Borrower will not, nor will it permit any other Loan Party to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness or any Indebtedness that is not then included in the Covered Debt Amount (other than the Loans or the refinancing of such Indebtedness with Indebtedness permitted under Section 6.01), except for:

(a)     regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness;

(b)     payments and prepayments thereof required to comply with requirements of Section 2.08(b); and

(c)     other payments and prepayments so long as at the time of and immediately after giving effect to such payment, (i) no Default shall have occurred and be continuing and (ii) if such payment were treated as a “Restricted Payment” for the purposes of determining compliance with Section 6.05(b), such payment would be permitted to be made under Section 6.05(b);

provided that, in the case of clauses (a) through (c) above, in no event shall any Loan Party be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness, including any Cash settlement of convertible debt, if after giving effect thereto, the Covered Debt Amount would exceed the Borrowing Base.

SECTION 6.13. RIC Status. The Borrower will not, nor will it permit any of its Subsidiaries to seek status as a regulated investment company under the Code.

SECTION 6.14. Indebtedness of and Liens on American Capital, LLC. The Borrower will not permit American Capital, LLC or any of the Subsidiaries of American Capital, LLC to (a) create, incur, assume or permit to exist any Indebtedness

(other than Indebtedness between American Capital, LLC and its Subsidiaries in the ordinary course of business, Indebtedness to Borrower, Other Permitted Indebtedness and Indebtedness of any Consolidated Managed Fund) or Liens on any of their assets (other than Permitted Liens and, in the case of any Consolidated Managed Fund, Liens securing Indebtedness of such Consolidated Managed Fund); or (b) directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on the ability of American Capital, LLC or any of its Subsidiaries to make any dividend payments or other distributions in respect of its capital stock, to repay Indebtedness owed to the Borrower or any other Subsidiary, or to make loans or advances to the Borrower or any Subsidiary.

SECTION 6.15. Indebtedness of European Capital Limited. The Borrower will not permit European Capital Limited or any of the Subsidiaries of European Capital Limited to create, incur, assume or permit to exist any Indebtedness, other than Indebtedness incurred in connection with its portfolio investments and existing as of the Effective Date and replacements thereof that do not, in the Borrower’s reasonable judgment, materially increase the leverage of European Capital Limited, taking into consideration any adjustment to the asset mix of European Capital Limited.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)    any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence), Sections 5.08(a) or (b), Section 5.14, Article VI, or any Loan Party shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement or (ii) Sections 5.01(d) or (e) or Section 5.02 and such failure shall continue unremedied for a period of five or more days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower; provided that, in the event of any default in relation to Section 6.07(a) or (b) resulting solely from the revaluation of assets, it shall not be an Event of Default hereunder if within five Business Days of such a default in clause (a) or (b) of Section 6.07 the Borrower shall (x) take such actions to be in compliance with such section or sections, as applicable, within five Business Days; provided, that the aggregate amount of any prepayment of any Loans in accordance with this section shall be at least equal to any prepayment of any Permitted Indebtedness or Indebtedness incurred pursuant to Section 6.01(h) (in each case, that is included in the Covered Debt Amount) in accordance with this section; or (y) present to the Administrative Agent a reasonably feasible plan that will enable any default to be cured within 30 Business Days, and then uses all reasonable commercial efforts to effectuate such cure in accordance with such plan and, in any event, does effectuate such cure prior to the end of such 30-Business Day period (which 30-Business Day period shall include the five Business Days permitted for delivery of such plans);

(e)    a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(d); provided that, it shall not be an Event of Default hereunder if, within five Business Days after such delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;

(f)    the Borrower or any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g)    an Event of Default (as defined in the Term Loan Credit Agreement) shall have occurred under the Term Loan Credit Agreement;

(h)    the Borrower or any of its Subsidiaries (excluding any Term

Financing Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace period;

(i)    any event or condition occurs that results in any Material Indebtedness (other than of any Term Financing Subsidiary) becoming due prior to its scheduled maturity or that shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period); provided that this clause (i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(j)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of American Capital, LLC, the Borrower or any Significant Subsidiary (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) (excluding any Term Financing Subsidiary) or such entity’s debts, or of a substantial part of such entity’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for American Capital, LLC, the Borrower or any Significant Subsidiary (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) (excluding any Term Financing Subsidiary) or for a substantial part of such entity’s assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(k)    American Capital, LLC, the Borrower or any Significant Subsidiary (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) (excluding any Term Financing Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for American Capital, LLC, the Borrower or any Significant Subsidiary (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) (excluding any Term Financing Subsidiary) or for a substantial part of such entity’s assets, (iv) file an answer admitting the material allegations of a petition filed against such entity in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(l)    American Capital, the Borrower or any Significant Subsidiary (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) (excluding any Term Financing Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(m)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against American Capital, LLC, the Borrower or any Subsidiary (excluding any Term Financing Subsidiary) or any combination thereof and (i) the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30-day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of American Capital, LLC, the Borrower or any Subsidiary (excluding any Term Financing Subsidiary) to enforce any such judgment;

(n)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(o)    a Change in Control shall occur;

(p)    the Borrower’s investment management business shall cease to be conducted through American Capital, LLC or Subsidiaries of American Capital, LLC;

(q)    the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments included in the Revolver First Priority Collateral having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Revolver First Priority Collateral not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents); provided that, if such default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the Administrative Agent or Collateral Agent to take any action within its control, such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice thereof from the Administrative Agent;

(r)     the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments and Subsidiary Guarantors included in the Revolver Second Priority Collateral having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments and Subsidiary Guarantors included in the Revolver Second Priority Collateral not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents or the Term Loan Credit Agreement); provided that, if such default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the Administrative Agent or Collateral Agent to take any action within its control, such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice thereof from the Administrative Agent;

(s)    the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments included in the Shared Collateral having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Shared Collateral not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents or the Term Loan Credit Agreement); provided that, if such default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the Administrative Agent or Collateral Agent to take any action within its control, such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice thereof from the Administrative Agent;

(t)    except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower; or

(u)    the Loan Parties shall at any time, without the consent of the Required Lenders, (i) modify, supplement or waive in any material respect the Investment Policy (other than any modification, supplement or waiver required by any applicable law, rule or regulation), provided that it shall not be deemed a modification in any material respect of the Investment Policy if the permitted investment size of the Portfolio Investments proportionately increases as the size of the Borrower’s capital base changes; (ii) modify, supplement or waive in any material respect the Valuation Policy (other than any modification, supplement or waiver required under GAAP or required by any applicable law, rule or regulation), (iii) fail to comply with the Valuation Policy in any material respect, or (iv) fail to comply with the Investment Policy if the same could reasonably be expected to result in a Material Adverse Effect, and in the case of sub-clauses (iii) and (iv) of this clause (u), such failure shall continue unremedied for a period of 30 or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer.

then, and in every such event (other than an event with respect to the Borrower described in clause (j) or (k) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (j) or (k) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented (provided that, nothing herein shall prohibit the Borrower from assuming or incurring additional obligations in accordance with this Agreement and the Guarantee and Security Agreement).

ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to it at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, Attention of the Compliance Officer and Legal Department (Telecopy No. (301) 654-6714; Telephone No. (301) 951-6122); with a copy to 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, Attention of the Senior Vice President, Finance (Telecopy No. (301) 654-0593; Telephone No. (301) 951-6122);

(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, Delaware 19713-2107, Attention of Christina Masroor (Telecopy No. (713) 750‑2223; Telephone No. (713) 750‑7965); and

(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Section 2.04 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrower, the Borrower may satisfy its obligation to deliver documents or notices to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering an electronic copy to: christina.m.masroor@jpmorgan.com (or such other e-mail address as provided to the Borrower in a notice from the Administrative Agent) (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall the Administrative Agent or any Lender have any liability to the Borrower or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, willful misconduct or gross negligence of such relevant Person.

(c)    Documents to be Delivered under Sections 5.01 and 5.12(a). For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering either an electronic copy to: christina.m.masroor@jpmorgan.com (as provided in clause (b) above) or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website; provided that, the Administrative Agent shall have no responsibility to maintain access to Intralinks™ or an equivalent website.

SECTION 9.02. Waivers; Amendments.

(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)    Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, no such agreement shall:

(i)    increase the Commitment of any Lender without the written consent of such Lender,

(ii)    reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)    postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)    change Section 2.15(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby, or

(v)    change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that, (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, and (y) the consent of Lenders holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments will be required (A) for any adverse change affecting the provisions of this Agreement relating to the calculation of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(iii) or (iv), but including changes to the provisions of Section 5.12(c) and the definitions set forth in Section 5.13) unless otherwise expressly provided herein, (B) for any release of Collateral other than for fair value (with the consent of the Required Lenders) or as otherwise permitted hereunder or under the other Loan Documents, and (C) for the release of any material guarantor under the Guarantee and Security Agreement from its guarantee obligations thereunder.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

(c)    Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (excluding any increase in the Loans hereunder pursuant to a Commitment Increase under Section 2.06(e) and the spreading of such Lien to any Designated Indebtedness or Hedging Obligations (as such terms are defined in the Guarantee and Security Agreement)) as permitted by this Agreement and the Security Documents, except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Administrative Agent with the consent of the Required Lenders; provided that, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Loan Parties from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder; provided that, no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement may, (1) release any Lien covering property (and to release any such guarantor) that is the subject of a disposition of property permitted hereunder, (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that becomes an Excluded Subsidiary in accordance with this Agreement or which ceases to be consolidated on the Borrower’s financial statements and is no longer required to be a “Subsidiary Guarantor” and (3) re-designate any Revolver First Priority Collateral as Term Loan First Priority Collateral or Shared Collateral, so long as after giving effect to any such release or redesignation under clause (2) or (3) (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Indebtedness), (A) either (I) the Borrowing Base equals at least 150% of the Covered Debt Amount after giving effect to such transfer or (II) (x) the Borrowing Base equals at least 110% of the Covered Debt Amount and (y) the ratio of the Borrowing Base to the Covered Debt Amount after giving effect to such transfer is not less than immediately prior to such transfer and (B) no Event of Default has occurred and is continuing (unless such redesignation would have the effect of curing such Event of Default).

(d)    Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02 that has been approved by the Required Lenders but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), the consent of one or more Lenders whose consent is required for such proposed change, waiver, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.17(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein (as amended and restated hereby), the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to any limitation previously agreed in writing or as provided in Section 5.12(b)(viii), (ii) all documented out‑of‑pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iii) and all costs, expenses, Other Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.14), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the fraud, willful misconduct or gross negligence of such Indemnitee, or (ii) a claim brought against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction.

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Loan Party, provided that the foregoing limitation shall not be deemed to impair or affect the Obligations of the Borrower under the preceding provisions of this subsection.

(c)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section or to the extent that the fees, costs and expenses of the Independent Valuation Provider incurred pursuant to Section 5.12(b)(viii) exceed the IVP Supplemental Cap (provided that, prior to incurring expenses in excess of the IVP Supplemental Cap, the Administrative Agent shall have afforded the Lenders an opportunity to consult with the Administrative Agent regarding such expenses), each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount or excess, as applicable; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)    Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.

(i)    Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower; provided that, no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or, if an Event of Default has occurred and is continuing (except that so long as no Event of Default under clause (a), (b), (j), (k), or (l) of Article VII is continuing, the Borrower shall have a consent right over any assignment to a “direct competitor” of the Borrower identified to the Administrative Agent and the Lenders prior to the Effective Date and as may thereafter be agreed between the Borrower and the Administrative Agent acting reasonably (a “Disqualified Person”)), any other assignee; provided further that, the Borrower shall be deemed to have consented to any assignment requiring its consent unless it shall have objected thereto within five Business Days following a request for such consent; and

(B)    the Administrative Agent; provided that, no consent of the

Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund.

(ii)    Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment of any Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments and Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender) (for which the Borrower and the Guarantors shall not be obligated); and

(D)    the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)    Maintenance of Registers by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)    Participations. Any Lender may, without the consent of the Borrower (except as provided below), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) the voting rights of such Participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described in Section 9.02 above, and (v) (so long as no Event of Default under clause (a), (b), (j), (k), or (l) of Article VII is continuing) the Borrower shall have a consent right over any participation to a Disqualified Person. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section and, to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that, such Participant agrees to be subject to Sections 2.14(e), (f), (g) and (h) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13, or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)    No Assignments to Natural Persons, the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any natural person or the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notice of any setoff shall be provided promptly to the Borrower but the failure to do so shall not affect the validity thereof.

SECTION 9.09. Governing Law; Jurisdiction; Etc.

(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. None of the Joint Lead Arrangers or Syndication Agents shall have any responsibility in such capacities under this Agreement.

SECTION 9.12. Treatment of Certain Information; Confidentiality.

(a)    Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

(b)    Confidentiality. Each of the Administrative Agent, the Lenders, and the Lead Arrangers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, (a) such Person would be permitted to be an assignee or participant pursuant to the terms hereof or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Affiliates.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any Portfolio Investment, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the

Borrower in accordance with said Act.

SECTION 9.14. No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) solely in connection therewith and solely with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, solely in connection with the transactions contemplated by the Loan Documents or the process leading thereto.

SECTION 9.15. Collateral Agency Agreement. Each Lender agrees that it will be bound by, and shall take no actions contrary to (and shall take all actions required by), the provisions of the Collateral Trust Agreement and the other Security Documents and authorizes (i) the Administrative Agent to enter into the Collateral Trust Agreement on its behalf and (ii) the Collateral Agent to enter into the Collateral Agency Agreement and the other Security Documents on its behalf and to act on its behalf to the extent set forth in the Collateral Agency Agreement and the other Security Documents. The Lenders acknowledge the Collateral Agency Agreement provides for the allocation of proceeds of and value of the Collateral among the Secured Parties as set forth therein and contains limits on the ability of the Administrative Agent and the Lenders to take remedial actions with respect to the Collateral.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN CAPITAL, LTD.

By: /s/ John R. Erickson
Title: President, Structured Finance and Chief Financial Officer

LENDERS

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By: /s/ Lauren Gubkin
Name: Lauren Gubkin
Title: Vice President

CITIBANK, N.A.

By: /s/ Marina Donskaya
Name: Marina Donskaya
Title: VP

BANK OF MONTREAL

By: /s/ Catherine Blaesing
Name: Catherine Blaesing
Title: Vice President

BANK OF AMERICA, N.A.

By: /s/ Scott W. Reynolds
Name: Scott W. Reynolds
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By: /s/ Doreen Barr
Name: Doreen Barr
Title: Director

By: /s/ Michael D. Spaight
Name: Michael D. Spaight
Title: Associate

GOLDMAN SACHS BANK USA

By: /s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

UBS LOAN FINANCE LLC

By: /s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services, US

SCHEDULE I

Commitments

New Revolving Credit Facility
Institution	Allocation
J.P. Morgan	50,000,000.00
Bank of Montreal	50,000,000.00
UBS	50,000,000.00
Bank of America	25,000,000.00
Citigroup	25,000,000.00
Credit Suisse	25,000,000.00
Goldman Sachs	25,000,000.00
Total	250,000,000.00

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE II
Material Agreements and Liens

Part A - Material Agreements

1) Borrower and its Subsidiaries

Agreement	Maximum Amount of Indebtedness
Letter of Credit, dated as of September 10, 2011, between Capital One, National Association and American Capital, Ltd.	$10,000,000
Indenture, dated as of October 4, 2005, by and between ACAS Business Loan Trust 2005-1, as the Issuer, and Wells Fargo Bank, National Association, as the Indenture Trustee	See next two rows
Purchase Agreement, dated as of September 29, 2005, among American Capital, Ltd., ACAS Business Loan LLC, 2005-1, as Trust Depositor, and ACAS Business Loan Trust 2005-1	$435,000,000 Class A-1 Notes $50,000,000 Class A-2B Notes $50,000,000 Class B Notes $145,000,000 Class C Notes
Class A-2A Note Purchase Agreement, dated as of October 4, 2005, among ACAS Business Loan Trust 2005-1, Wells Fargo Bank, National Association, each of the holders party thereto and Wachovia Bank, National Association
$150,000,000 Class A-2A Notes
Indenture, dated as of July 28, 2006, by and between ACAS Business Loan Trust 2006-1, as the Issuer, and Wells Fargo Bank, National Association, as the Indenture Trustee	See next row
Purchase Agreement, dated as of July 26, 2006, among American Capital, Ltd., ACAS Business Loan LLC, 2006-1, as Trust Depositor, and ACAS Business Loan Trust 2006-1	$291,000,000 Class A Notes $37,000,000 Class B Notes $72,500,000 Class C Notes $35,500,000 Class D Notes
Indenture, dated as of April 24, 2007, by and between ACAS Business Loan Trust 2007-1, as the Issuer, and Wells Fargo Bank, National Association, as the Indenture Trustee	See next row
Purchase Agreement, dated as of April 16, 2007, among American Capital, Ltd., ACAS Business Loan LLC, 2007-1, as Trust Depositor, and ACAS Business Loan Trust 2007-1	$351,000,000 Class A Notes $45,000,000 Class B Notes $81,000,000 Class C Notes $45,000,000 Class D Notes
Indenture, dated as of August 7, 2007, by and between ACAS Business Loan Trust 2007-2, as the Issuer, and Wells Fargo Bank, National Association, as the Indenture Trustee	See next row
Purchase Agreement, dated as of August 3, 2007, among American Capital, Ltd., ACAS Master Business Loan LLC, as Trust Depositor, and ACAS Business Loan Trust 2007-2	$300,500,000 Class A Notes $37,500,000 Class B Notes $63,000,000 Class C Notes $31,500,000 Class D Notes

Schedule II to Credit Agreement
#4816-2308-3792

2) American Capital, LLC

Amended and Restated Credit Agreement, dated as of August 18, 2011, by and among American Capital, LLC, as the Borrower, American Capital, Ltd., as Agent, and the lenders named therein	15,000,000

Part B - Liens

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	File No.	File Date	Search Results Comments/Collateral
American Capital Strategies, Ltd.	ACAS Business Loan LLC, 2005-1	DE - SOS	53,061,760	10/4/2005
Exhibit A: This financing statement covers all of the Debtor/Seller's right, title and interest in, to and under (but none of its obligation under) any and all of the following…
the Initial Loans, Additional Loans…
the Collateral related to such Loans….

Please see UCC for complete collateral description.

American Capital Strategies, Ltd.	ACAS Business Loan LLC, 2005-1	DE - SOS	53,062,800	10/4/2005	Assignment of financing statement #53061760 to ACAS Business Loan Trust 2005-1, 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814.
American Capital Strategies, Ltd.	ACAS Business Loan Trust 2005-1	DE - SOS	20,082,291,076	7/3/2008	Amendment to financing statement #53061760, changing Debtor name to American Capital, Ltd.
American Capital, Ltd.	ACAS Business Loan Trust 2005-1	DE - SOS	20,101,638,976	5/11/2010	Continuation of financing statement #53061760.
American Capital Strategies, Ltd.	ACAS Business Loan LLC, 2006-1	DE - SOS	62,606,887	7/27/2006
Exhibit A: This financing statement covers all of the Debtor/Seller's right, title and interest in, to and under (but none of its obligation under) any and all of the following…
the Initial Loans, Additional Loans…
the Collateral related to such Loans….

Please see UCC for complete collateral description.

American Capital Strategies, Ltd.	ACAS Business Loan LLC, 2006-1	DE - SOS	62,608,800	7/27/2006	Assignment of financing statement #62606887 to ACAS Business Loan Trust 2006-1, 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814.
American Capital Strategies, Ltd.	ACAS Business Loan Trust 2006-1	DE - SOS	20,082,292,504	7/3/2008	Amendment to financing statement #62606887, changing Debtor name to American Capital, Ltd.
American Capital, Ltd.	ACAS Business Loan Trust 2006-1	DE - SOS	20,112,639,568	7/11/2011	Continuation of financing statement #62606887.
American Capital Strategies, Ltd.	ACAS Business Loan LLC, 2007-1	DE - SOS	20,071,511,582	4/23/2007
Exhibit A: This financing statement covers all of the Debtor/Seller's right, title and interest in, to and under (but none of its obligation under) any and all of the following…
the Initial Loans, Additional Loans…
the Collateral related to such Loans….

Please see UCC for complete collateral description.

Schedule II to Credit Agreement
#4816-2308-3792

American Capital Strategies, Ltd.	ACAS Business Loan LLC, 2007-1	DE - SOS	20,071,512,671	4/23/2007	Assignment of financing statement #20071511582 to ACAS Business Loan Trust 2007-1, 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814.
American Capital Strategies, Ltd.	ACAS Business Loan Trust 2007-1	DE - SOS	20,082,313,128	7/7/2008	Amendment to financing statement #20071511582, changing Debtor name to American Capital, Ltd.
American Capital Strategies, Ltd.	ACAS Business Loan Trust 2007-1	DE - SOS	20,082,394,235	7/8/2008	Amendment to financing statement #20071511582, changing Debtor name to American Capital, Ltd.
American Capital, Ltd.	ACAS Business Loan Trust 2007-1	DE - SOS	20,121,210,873	3/29/2012	Continuation of financing statement #20071511582.
American Capital Strategies, Ltd.	ACAS Master Business Loan LLC	DE - SOS	20,072,981,305	8/6/2007
Exhibit A: This financing statement covers all of the Debtor/Seller's right, title and interest in, to and under (but none of its obligation under) any and all of the following…
the Initial Loans, Additional Loans…
the Collateral related to such Loans….

Please see UCC for complete collateral description.

American Capital Strategies, Ltd.	ACAS Master Business Loan LLC	DE - SOS	20,072,982,303	8/6/2007	Assignment of financing statement #20072981305 to ACAS Business Loan Trust 2007-2, 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814.
American Capital Strategies, Ltd.	ACAS Business Loan Trust 2007-2	DE - SOS	20,082,313,045	7/7/2008	Amendment to financing statement #20072981305, changing Debtor name to American Capital, Ltd.
American Capital Strategies, Ltd.	ACAS Business Loan Trust 2007-2	DE - SOS	20,082,394,367	7/8/2008	Amendment to financing statement #20072981305, changing Debtor name to American Capital, Ltd.
American Capital, Ltd.	ACAS Business Loan Trust 2007-2	DE - SOS	20,122,505,461	6/28/2012	Continuation of financing statement #20072981305.
American Capital, Ltd.	Capital One, N.A. 275 Broadhollow Road Melville, NY 11474	DE - SOS	20,103,255,746	9/17/2010
Account #7057162109 held in the name of the Borrower and maintained at the office of the Lender, together with and any and all securities, securities entitlements, financial assets, investment property, certificates of deposit, cash and other property now or hereafter held therein, including, any certificates, if any, representing such property and all options and other rights, contractual or otherwise, with respect thereto, and any interest or dividends thereon (all of the foregoing is collectively referred to as the “Collateral Account”) and (ii) all proceeds of the Collateral Account.

American Capital, Ltd.	Lenovo Financial Services 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	DE - SOS	20,111,498,024	4/21/2011	This is True Lease this UCC-1 Financing Statement is being filed for information purposes only LVO Custom ThinkPad T410S Laptops Please see UCC for complete collateral description.

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE III
[Reserved]

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE IV
Subsidiaries and Investments

Part A - Subsidiaries

1)	Of the Borrower

Subsidiary	Financing or Excluded Subsidiary
ACAS Business Loan LLC, 2005-1, a Delaware limited liability company	Financing
ACAS Business Loan Trust 2005-1, a Delaware statutory trust	Financing
ACAS Business Loan LLC, 2006-1, a Delaware limited liability company	Financing
ACAS Business Loan Trust 2006-1, a Delaware statutory trust	Financing
ACAS Business Loan LLC, 2007-1, a Delaware limited liability company	Financing
ACAS Business Loan Trust 2007-1, a Delaware statutory trust	Financing
ACAS Business Loan Trust 2007-2, a Delaware statutory trust	Financing
ACAS Master Business Loan LLC, a Delaware limited liability company	Financing
American Capital-Asia, Ltd., a Delaware corporation	Excluded
Capital Strategies Groups, Ltd., a Delaware corporation	Excluded
Capital Placement Holdings, Inc., a Delaware corporation	Excluded
American Capital Strategies, Ltd., a Delaware corporation	Excluded
ACAS CRE CDO 2007-1 Depositor, LLC, a Delaware limited liability company	Financing
American Capital Energy, LLC, a Delaware limited liability company	Excluded

2)	Of American Capital, LLC

Subsidiary
American Capital Equity Management, LLC, a Delaware limited liability company
American Capital Equity Management II, LLC, a Delaware limited liability company
American Capital Asset Management, LLC, a Delaware limited liability company
American Capital CRE Management, LLC, a Delaware limited liability company
American Capital Mortgage Management, LLC, a Delaware limited liability company†
American Capital AGNC Management, LLC, a Delaware limited liability company
American Capital MTGE Management, LLC, a Delaware limited liability company
American Capital Energy Management, LLC, a Delaware limited liability company
European Capital Financial Services (Guernsey), Limited, a Guernsey corporation
European Capital Financial Services Limited, a United Kingdom company
ECAS 2010 Limited, a Guernsey non cellular company limited by shares
Asian Capital Strategies, Limited, a Hong Kong company

_____
† American Capital, LLC holds less than all of the outstanding ownership interests.

Schedule II to Credit Agreement
#4816-2308-3792

Part B - Investments

Cash and Cash Equivalents in the following accounts:

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE V

Transactions with Affiliates

None

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE VI

Moody's Industry Classification Group List

Aerospace and Defense
Auto sector
Banking
Beverage, Food and Tobacco
Broadcasting and entertainment
Building materials
Buildings and real estate
Business services
Cable television
Cargo Transport
Chemicals, Plastics and Rubber
Communications
Containers, packaging and glass
Consumer products
Distribution
Diversified / Conglomerate Manufacturing
Diversified / Conglomerate Service
Diversified Natural Resources, Precious Metals and Minerals
Ecological
Education
Electronics
Energy/Utilities
Environmental services
Farming and Agriculture
Finance
Financial services
Food
Grocery

Healthcare, Education and Childcare
Home and Office Furnishings, Housewares and Durable Consumer Products
Homebuilding
Hotels, Motels, Inns and Gaming
Insurance
Leisure, Amusement, Motion Pictures, Entertainment
Lodging/Leisure/ Resorts
Machinery (Non-Agriculture, Non-Construction and Non-Electronic)
Manufacturing/Basic industry
Media
Mining, Steel, Iron and Non-Precious Metals
Oil and Gas
Packaging
Personal and Non-Durable Consumer Products (Manufacturing Only)
Personal, Food and Miscellaneous Services
Personal Transportation
Printing and Publishing
Restaurants
Retail
Retail Store
Telecommunications
Textiles and Leather
Transportation
Utilities

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE VII

Secured Hedging Agreements
Part A

None

Part B

Entity	Counterparty	Effective Date	Maturity Date
American Capital, Ltd.	Wells Fargo Bank, N.A.	7/24/2007	8/23/2016
American Capital, Ltd.	Citibank N.A., New York, NY	5/17/2006	5/17/2016
American Capital, Ltd.	Citibank N.A., New York, NY	7/27/2007	7/27/2017
American Capital, Ltd.	BNP Paribas	7/2/2007	7/3/2017

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE VIII
Indebtedness to be Repaid

Under that certain Amended and Restated Credit Agreement, dated as of June 28, 2010, by and among American Capital, Ltd., as the Borrower, the lenders listed therein, Citicorp North America, Inc., as the Administrative Agent, Wells Fargo Securities, LLC, as Sole Bookrunner and as Joint Lead Arranger and J.P. Morgan Securities Inc., as Joint Lead Arranger, an aggregate principal amount of $16,362,832.70 LIBOR Rate Loans, plus accrued and unpaid interest in the amount of $74,996.32.

Under that certain Indenture, dated as of June 28, 2010, between American Capital, Ltd., as the Issuer, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as Trustee:

(a) $524,098,000.00 aggregate principal amount of the Senior Secured Non-Amortizing Call-Protected Adjustable Fixed Rate Dollar Notes due 2013 (CUSIP No. 02503YAF0), plus accrued and unpaid interest in the amount of $6,025,962.34;

(b) $4,300,000.00 aggregate principal amount of the Senior Secured Non-Amortizing Call-Protected Floating Rate Dollar Notes due 2013 (CUSIP No. 02503YAE3), plus accrued and unpaid interest in the amount of $47,479.17; and

(c) $29,719,249.00 aggregate principal amount of the Senior Secured Amortizing Adjustable Fixed Rate Dollar Notes due 2013 (CUSIP No. 02503YAA1), plus accrued and unpaid interest in the amount of $341,705.32.

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE IX

Permitted Indebtedness

None

Schedule II to Credit Agreement
#4816-2308-3792

SCHEDULE X

POST-CLOSING REQUIREMENTS

Deed of Account Charge to be created by the Borrower, as Chargor, over HSBC accounts 67793740, 68514755 and 52712156 in favor of JPMCB, as Collateral Agent.

Blocked Account Control Agreement among the Borrower, the Collateral Agent, as “Secured Party”, and JPMorgan Chase Bank, N.A., as “Depositary”, with respect to the Borrower’s deposit accounts ending in 6283, 6291 and 6945 maintained at such Depositary.

Deposit Account Control Agreement among the Borrower, as the “Customer”, the Collateral Agent, as the “Secured Party”, and Deutsche Bank Trust Company Americas, as the “Bank”, with respect to the Borrower’s deposit account ending in 3846 maintained at such Bank.

Securities Account Control Agreement among the Borrower, as the “Debtor”, the Collateral Agent, as the “Secured Party”, and Deutsche Bank Securities Inc., as the “Intermediary”, with respect to the Borrower’s account ending in 4610 maintained at such Intermediary.

Securities Account Control Agreement among the Borrower, as the “Customer”, the Collateral Agent, as “Secured Party”, and Wells Fargo Securities, LLC, as “Intermediary”, with respect to the Borrower’s account ending in 2602 maintained at such Intermediary.

Blocked Account Control Agreement among the Borrower, the Collateral Agent, as “Secured Party”, and JPMorgan Chase Bank, N.A., as “Depositary”, with respect to the Borrower’s deposit account ending in 71101 maintained at such Depositary.

Notice to Securities Intermediary and Control Agreement from the Collateral Agent, as “Secured Party”, and the Borrower, as “Pledgor”, to Vanderbilt Avenue Asset Management, LLC, as “Intermediary”, with respect to the Borrower’s securities account ending in 0084 maintained at such Intermediary.

Pledged Collateral Account Agreement among the Borrower, as “Assignor”, the Collateral Agent, as “Assignee”, and Oppenheimer Trust Company (“Oppenheirmer”) with respect to the Borrower’s account ending in 7723 maintained at Oppenheimer.

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.	Assignee: ______________________________
[and is an Affiliate of [identify Lender]1]

3.	Borrower: American Capital, Ltd.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The $250,000,000 Senior Secured Revolving Credit Agreement dated as of [________], 2012 between American Capital, Ltd.,

the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
Title:

[Consented to:]4

AMERICAN CAPITAL LTD.

By________________________________
Title:

___________
1 Select as applicable.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only when the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[Form of Guarantee and Security Agreement]

EXHIBIT C
[Form of Opinion of Counsel to the Borrower]

[Winston & Strawn LLP Letterhead]
August 22, 2012
JPMorgan Chase Bank, N.A.,
as Administrative Agent and Collateral Agent,
and each of the Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:
We have acted as special counsel to American Capital, Ltd., a Delaware corporation (the “Company”), in connection with that certain Senior Secured Revolving Credit Agreement dated as of the date hereof (the “Credit Agreement”) by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as a lender, and the other financial institutions party thereto (the “Lenders”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement. This opinion letter is delivered to you at our clients' request pursuant to Section 4.01(d) of the Credit Agreement.

In rendering the opinions set forth herein, we have examined:

(i)    the certificate of incorporation and bylaws of the Company as amended through the date hereof;
(ii)    resolutions of the board of directors of the Company with respect to the transactions referred to herein;
(iii)    the Credit Agreement;
(iv)    the Collateral Agency Agreement;

(v)    the Guarantee and Security Agreement;

(vi)    the collateral access agreements listed on Exhibit A, each dated as of the date hereof (each a “Bailee Letter” and collectively, the “Bailee Letters”), among the Company, the Collateral Agent and the custodians named therein (each, a “Custodian”);

(vii)    the deposit account control agreements listed on Exhibit B, each dated as of the date hereof (each a “Deposit Account Control Agreement” and collectively, the “Deposit Account Control Agreements”), among the Company, the Collateral Agent and the depositary banks named therein (each, a “Depositary Bank”);

(viii)    the securities account control agreements listed on Exhibit C, each dated as of the date hereof (each a “Securities Account Control Agreement” and collectively, the “Securities Account

Control Agreements”), among the Company, the Collateral Agent and the securities intermediaries named therein (each, a “Securities Intermediary”);

(ix)    an unfiled copy of the financing statement naming the Company as debtor and the Collateral Agent as secured party attached as Exhibit D hereto (the “Financing Statement”), which Financing Statement we understand will be filed in the Office of the Secretary of State of Delaware (the “Filing Office”);

(the items identified in clauses (iii) through (viii) are collectively hereinafter referred to as the “Transaction Documents”) and such other agreements, instruments and documents, and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions expressed below. Additionally, we have examined originals or copies, certified to our satisfaction, of such certificates of public officials and officers and representatives of the Company and we have made such inquiries of officers and representatives of the Company as we have deemed relevant or necessary, as the basis for the opinions set forth herein.
In rendering the opinions expressed below, we have, with your consent, assumed the legal capacity of all natural persons executing documents, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, all documents submitted to us as originals or duplicate originals are authentic and all documents submitted to us as copies, whether certified or not, conform to authentic original documents. Additionally, we have, with your consent, assumed and relied upon, the following:

(a)    the accuracy and completeness as to factual matters of all certificates and other statements, documents, records, financial statements and papers reviewed by us, and the accuracy and completeness of all representations, warranties, schedules and exhibits contained in the Transaction Documents, in each case with respect to the factual matters set forth therein;

(b)    all parties to the documents reviewed by us (other than the Company) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation and under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified, and have full power and authority to execute, deliver and perform under such documents and all such documents have been duly authorized, executed and delivered by such parties;

(c)    all items of Collateral (as used herein such term shall have the meaning ascribed to it in the Guarantee and Security Agreement) for which possession must be taken by a secured party in order to perfect its security interest under Section 9-312 of the Uniform Commercial Code of New York (the “Code”) are in the possession or constructive possession of the Collateral Agent and not in the possession of the Company, any of its affiliates or agents or any other person acting on behalf of the Company;

(d)    the Company has acquired good and sufficient title to each existing item of Collateral existing on the date hereof and has, or has the power to transfer, “rights” in and to such Collateral within the meaning of Section 9-203 of the Code consistent with and sufficient for purposes of the Transaction Documents, and the same will be true of each item of Collateral arising after the date hereof;

(e)    each Transaction Document constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against such party in accordance with its terms;

(f)    the Collateral actually exists and the descriptions of the Collateral in the Guarantee and Security Agreement reasonably describe the property intended to be described as Collateral;

(g)    to the extent our opinion set forth in paragraph 6 below relates to securities purportedly represented by a certificate and issued by an issuer not organized under the laws of one of the States of the United States, such securities are “certificated securities” within the meaning of Section 8-102(4) of the Delaware Code;

(h)    for purposes of our opinion set forth in paragraph 7 below, (A) each Depositary Bank is the bank with which the respective Deposit Accounts (as defined in the Guarantee and Security Agreement) are maintained and is acting as such with respect to such Deposit Accounts pursuant to an agreement between the Depositary Bank, Collateral Agent and the Company governing the Deposit Accounts that expressly provides that the State of New York is the Depositary Bank's jurisdiction for purposes of the Code; and (B) each Deposit Account is a “deposit account” within the meaning of Section 9-102(a)(29) of the Code;

(i)    for purposes of our opinion set forth in paragraph 8 below, (A) each Securities Intermediary is a “securities intermediary” within the meaning of Section 8-102(a)(14) of the Code and is acting as such with respect to the respective Securities Account(s) pursuant to an agreement between the Securities Intermediary, the Collateral Agent and the Company governing such Securities Account(s) that expressly provides that the State of New York is the Securities Intermediary's jurisdiction for purposes of the Code; (B) each Securities Account is a “securities account” within the meaning of Section 8-501(a) of the Code; (C) all property from time to time credited to each Securities Account are “financial assets” within the meaning of Section 8-102(a)(9) of the Code; (D) the Company is, and will remain, the only “entitlement holder” (within the meaning of Section 8-102(a)(7) of the Code) of such Securities Accounts and any Financial Assets (as defined in the Guarantee and Security Agreement) from time to time credited to the Securities Account; and (E) the Securities Intermediary as securities intermediary, if it holds the Pledged Financial Assets directly, holds them in the Securities Account endorsed to the Securities Intermediary or in blank; and

(j)     the compliance by the Company with Section 5.09 of the Credit Agreement.

Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring to the actual present knowledge of the particular Winston & Strawn LLP attorneys who have represented the Company during the course of our limited representation of the Company in connection with the Transaction Documents. Except as expressly set forth herein, we have not undertaken any independent investigation, examination or inquiry to determine the existence or absence of any facts (and have not caused the review of any court file or indices) and no inference as to our knowledge concerning any facts should be drawn as a result of the limited representation undertaken by us.

In addition, we make the following disclosures and comments concerning our opinions in paragraphs 5 and 6 below addressing perfection of certain security interests:

(xiii)
We note that the certificate of incorporation of the Company indicates that it is a Delaware corporation, and thus the Company is a “registered organization” within the meaning of the Code, located (for purposes of Section 9-307 and 9-301 of the Code) in Delaware. Under Section 9-301 of the Code (i.e., as enacted in New York, the law of which is the contractually chosen substantive law governing the Guarantee and Security Agreement), perfection of nonpossessory security interests in the Collateral granted by the Company would accordingly be governed by Delaware law. To the extent that Delaware law applies to such matters (under the Code), with your consent, in rendering the opinions set forth in paragraph 5 below, we have relied solely on our review of Article 9 of the Uniform Commercial Code as enacted in Delaware and set forth in the CCH Secured Transactions Guide available to us and updated through July 31, 2012 (the “Delaware Code”), without any investigation of legal decisions or other statutory provisions in effect in Delaware that may affect the perfection of security interests under Delaware law.

(xiii)
We note that under Section 9-301(b) of the Code (i.e., as enacted in New York, the law of which is the contractually chosen substantive law governing the Guarantee and Security Agreement), perfection of possessory security interests in the Pledged Collateral (as defined below) (and with respect to Pledged Collateral constituting Pledged Stock (as defined below), solely to the extent any Pledged Stock constitutes “certificated securities” within the meaning of the Code) would be governed by the law of the state (or the District of Columbia, if applicable) in which the Collateral Agent (or its agent or bailee, including a Custodian) will hold the Pledged Collateral, which we understand will be the State of New York, the State of Minnesota and/or the District of Columbia. To the extent Minnesota law applies to such matters (under the Code), with your consent, in rendering the opinions set forth in paragraph 6 below, we have relied solely on our review of Article 9 of the Uniform Commercial Code as enacted in Minnesota and set forth in the CCH Secured Transactions Guide available to us and updated through July 31, 2012 (the “Minnesota Code”), without any investigation of legal decisions or other statutory provisions in effect in Minnesota that may affect the perfection of security interests under Minnesota law. To the extent the law of the District of Columbia applies to such matters (under the Code), with your consent, in rendering the opinions set forth in paragraph 6 below, we have relied solely on our review of Article 9 of the Uniform Commercial Code as enacted in the District of Columbia and set forth in the CCH Secured Transactions Guide available to us and updated through July 31, 2012 (the “DC Code”), without any investigation of legal decisions or other statutory provisions in effect in the District of Columbia that may affect the perfection of security interests under law of the District of Columbia.

Based upon the foregoing and subject to the qualifications, limitations and comments stated herein, we are of the opinion that:

1.    The Company is a corporation validly existing and, based solely on a good standing certificate issued by the Secretary of State of the State of Delaware, in good standing under the laws of its State of Delaware.

2.    The Company has the corporate power and authority to own, pledge, mortgage and operate its properties, to lease any properties it operates under lease, to conduct its business as presently conducted and to execute, deliver and perform each of the Transaction Documents.

3.    The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company, and each of the Transaction Documents (i) has been duly executed and delivered by the Company, (ii) constitutes the valid and binding obligation of the Company and (iii) is enforceable against the Company in accordance with its terms.

4.    Neither the execution and delivery by the Company of the Transaction Documents, nor the performance by the Company of its obligations thereunder: (i) violates any provision of the Company's certificate of incorporation or bylaws; (ii) violates any federal or New York State law or regulation (including any applicable order or decree of any court or governmental instrumentality known to us) applicable to the Company (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), or the Delaware General Corporation Law (except we express no opinion as to any law which might be violated by any misrepresentation or a fraudulent act or the Investment Company Act of 1940 and the rules and regulations promulgated thereunder); (iii) results in the breach of, or constitutes a default under, any agreement listed in Schedule 1 hereto (except we express no opinion as to (a) violations resulting from cross-default provisions under an agreement not listed on Schedule 1 hereto, or (b) violations of financial covenants or similar provisions to the extent they require financial calculations to ascertain compliance); or (iv) requires the consent or approval of, or any filing or registration with, any governmental body, agency or authority other than (a) the filing of the Financing Statement, (b) those which have been obtained, and (c) any consents, approvals or filings required in connection with the exercise by the Administrative Agent, the Collateral Agent and the Lenders of certain remedies under the Transaction Documents.

5.    The provisions of the Guarantee and Security Agreement and the Collateral Agency Agreement are sufficient to create in the Collateral Agent's favor as security for the payment of the Revolver Related Obligations (as defined therein) a security interest in all right, title and interest of the Company in those items and types of Collateral described therein in which a security interest may be created under Article 9 of the Code (the “Article 9 Collateral”). The description of the Article 9 Collateral set forth in the Financing Statement is sufficient under Section 9-504 of the Delaware Code to perfect a security interest in the items and types of Collateral in which a security interest may be perfected by the filing of a financing statement under the Delaware Code in the Filing Office. Assuming that the Financing Statement has been properly filed in the Filing Office, the Collateral Agent's security interest in the Article 9 Collateral has been perfected, to the extent a security interest in that portion of the Article 9 Collateral may be perfected under the Delaware Code by the filing of the Financing Statement.

6.    Assuming (i) that the Collateral Agent (or its agent or bailee, including a Custodian) has taken and is retaining possession of the Pledged Stock and Pledged Notes (as each term is defined in the Guarantee and Security Agreement and collectively referred to herein as the “Pledged Collateral”) in the State of New York, the District of Columbia or the State of Minnesota, as the case may be, in registered form accompanied by undated stock powers and note power powers, as applicable, with respect thereto duly endorsed in blank by an effective endorsement, (ii) the execution and delivery of each of the Bailee Letters, and (iii) that the Collateral Agent (or its agent or bailee, including a Custodian) has taken such Pledged Collateral in good faith without notice (actual or constructive) of any adverse claim within the meaning of (a) the Code, with respect to the Pledged Collateral delivered to the Collateral Agent (or its agent or bailee, including a Custodian) in the State or New York, (b) the DC Code, with respect to the Pledged Collateral delivered to the Collateral Agent (or its agent or bailee, including a Custodian) in the District of Columbia, or (c) the Minnesota Code, with respect to the Pledged Collateral delivered to the Collateral Agent (or its agent or bailee, including a Custodian) in the State or Minnesota, there has been created under the Guarantee and Security Agreement, and there has been granted to the Collateral Agent a perfected security interest in the Pledged Collateral to the extent a security interest may be perfected by possession thereof under (x) the Code, with respect to the Pledged Collateral delivered to the Collateral Agent (or its agent or bailee, including a Custodian) in the State or New York, (y) the DC Code, with respect to the Pledged Collateral delivered to the Collateral Agent (or its agent or bailee, including a Custodian) in the District of Columbia, and (z) the Minnesota Code, with respect to the Pledged Collateral delivered to the Collateral Agent (or its agent or bailee, including a Custodian) in the State or Minnesota.

7.    The security interest of the Collateral Agent in that portion of the Article 9 Collateral consisting of Deposit Accounts (as defined in the Guarantee and Security Agreement) that is not an Excluded Account (as defined in the Guarantee and Security Agreement) will be a perfected security interest upon the execution and delivery of each Deposit Account Control Agreement with respect to such Deposit Accounts by the Company, the Collateral Agent and the Depositary Bank party thereto.

8.    The security interest of the Collateral Agent in that portion of the Article 9 Collateral consisting of Securities Accounts (as defined in the Guarantee and Security Agreement) that is not an Excluded Account (as defined in the Guarantee and Security Agreement) will be a perfected security interest upon the execution and delivery of each Securities Account Control Agreement with respect to such Securities Accounts by the Company, the Collateral Agent and the Securities Intermediary party thereto.

The opinions as expressed herein are subject to the following qualifications, limitations and comments (and where such qualification, limitation or comment makes a reference to the Code and relates to our opinions set forth above in paragraphs 5 and 6 as to perfection such reference shall be deemed a reference to the Delaware Code, the DC Code or the Minnesota Code as and to the extent relevant):

(a)    the enforceability of the Transaction Documents and the obligations of the Company thereunder and the availability of certain rights and remedial provisions provided for in the Transaction Documents are subject to (w) judicial action giving effect to foreign governmental actions or foreign laws, in either case, affecting creditors' rights, (x) the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship, and moratorium laws, (y) limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally and (z) general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) upon the availability of injunctive relief or other equitable remedies, including, without limitation, where (i) the breach of such covenants or provisions imposes restrictions or burdens upon a debtor and it cannot be demonstrated that the enforcement of such remedies, restrictions or burdens is reasonably necessary for the protection of a creditor; (ii) a creditor's enforcement of such remedies, covenants or provisions under the circumstances, or the manner of such enforcement, would violate such creditor's implied covenant of good faith and fair dealing; or (iii) a court having jurisdiction finds that such remedies, covenants or provisions were, at the time made, or are in application, unconscionable as a matter of law or contrary to public policy;

(b)    as to our opinions set forth in paragraph 3 hereof, we express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

(c)    we express no opinion as to any Collateral as to which the creation and perfection of security interests therein are not governed solely by Article 9 of the Code or any Collateral consisting of goods that are or may become fixtures on any premises, nor do we express any opinion with respect to the creation, perfection or enforceability of security interests in (i) property in which it is illegal or violative of governmental rules or regulations to grant a security interest (except to the extent that such illegality or violation is rendered ineffective by Section 9-406 or 9-408 of the Code) or (ii) any security interest in any “accounts,” “chattel paper,” “documents,” “instruments” or “general intangibles” (each as defined in the Code) with respect to which the account debtor or obligor is the United States of America, any state, county, city, municipality or other governmental body, or any department, agency or instrumentality thereof, unless the same has been assigned to the Collateral Agent pursuant to and in accordance with the Assignment of Claims Act of 1940, as amended, or any similar law or regulation relating to the assignment or pledge thereof;

(d)    a security interest may not attach or become enforceable or be perfected as to contracts, agreements, approvals, licenses or permits or other rights or benefits which are not assignable under applicable law, or are not assignable by their terms, and accordingly, our opinions are subject to the effects of Sections 9-406, 9-407, 9-408 and 9-409 of the Code;

(e)    we express no opinion as to the perfection of a security interest in any Collateral consisting of “proceeds” (as such term is defined in the Code) to the extent such perfection is limited as set forth in Section 9-315 of the Code and under certain circumstances described in Sections 9-320 and 9-330 of the Code, purchasers of Collateral may take the same free of a perfected security interest;

(f)    except as provided in paragraphs 5, 6, 7, and 8 above, we express no opinion as to the creation or perfection of a security interest in any Collateral;

(g)    we have not made nor undertaken to make any investigation of the state of title to the Collateral or the location thereof and we express no opinion with respect to the existence of title to such Collateral, the location thereof or to the priority of the liens, security interests or pledges granted or purported to be granted by the Transaction Documents;

(h)    any purported assignment of any agreement or any governmental approval, license or permit may be subject to restrictions upon assignment or transfer which, although not necessarily applicable to assignments intended as security, may be required to be satisfied before the Collateral Agent will be treated as an assignee (other than a collateral assignee) thereof, except to the extent that consents to or approvals of such assignment have been obtained from the appropriate governmental body or third party;

(i)    the rights of debtors, guarantors and other secured parties to receive notices under Sections 9-610, 9-611, 9-612, 9-613, 9-614, 9-620, 9-621, and 9-624 of the Code may not be waived prior to default and the failure to comply with such notice requirements may bar or limit the recovery of any deficiency remaining after the retention or sale of repossessed collateral and further, we express no opinion as to the right of the Collateral Agent to enforce any of its rights without notice to the Company and without judicial hearing or without bond, nor do we express any opinion as to whether the periods of notice set forth in the Transaction Documents are enforceable;

(j)    certain provisions of the Transaction Documents regarding the application of proceeds realized from the sale of Collateral do not make reference (although they do not have to in order to enable the Collateral Agent to exercise the rights and remedies of a secured party under the Code) to the Collateral Agent's obligations to satisfy indebtedness due to the holders of subordinate security interests in such collateral under certain conditions under Section 9-615(a)(3) of the Code or to account to the Company for any surplus proceeds;

(k)    notwithstanding certain language of the Transaction Documents, the Collateral Agent may be limited to recovering only reasonable expenses with respect to the retaking, holding, preparing for sale or lease, selling, leasing and the like of Collateral and reasonable attorneys' fees and legal expenses and only reasonable compensation for funding losses, increased costs or yield protection;

(l)    the duties to exercise reasonable care in the custody and preservation of Collateral in a secured party's possession and to deal with and to dispose of Collateral in a commercially reasonable manner as required by the Code or other applicable law may not be disclaimed by agreement, modified, waived or released prior to a default;

(m)    provisions in the Transaction Documents deemed to impose the payment of interest on interest may be unenforceable, void or voidable under applicable law (except to the extent provided under Section 5-527 of the New York General Obligations Law);

(n)    any rights of the Collateral Agent to foreclose its liens or enforce its remedies against the Collateral must be enforced pursuant to the provisions of the Code and other applicable federal, state or local laws;

(o)    we express no opinion as to the enforceability of any provision which requires indemnification of a person for its action or inaction to the extent such action or inaction involves gross negligence, bad faith, willful misconduct or unlawful conduct;

(p)    requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

(q)    we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Transaction Documents which purports to authorize the Administrative Agent or the Collateral Agent to sign or file documents without the signature of the Company except to the extent expressly authorized by the Code;

(r)    we express no opinion with respect to the validity, binding effect or enforceability of any purported waiver, release or disclaimer under any of the Transaction Documents relating to (i) statutory or equitable rights and defenses of the Company which are not subject to waiver, release or disclaimer, or (ii) rights or claims of, or duties owing to the Company (including, without limitation, any waiver, release or disclaimer of any provision of the Code) to the extent limited by Sections 1-102(3), 9-207 and 9-602 of the Code or other provisions of applicable law, or to the extent such rights, claims and duties otherwise exist as a matter of law except to the extent the Company has effectively so waived, released or disclaimed such rights, claims or duties in accordance with Section 9-602 of the Code or other applicable law;

(s)    we express no opinion as to the severability of any provision of any of the Transaction Documents;

(t)    we express no opinion with respect to the applicability or effect of federal or state anti-trust, tax, securities or “blue sky” laws or matters involving fraudulent transfer or fraudulent conveyance laws on the transactions contemplated by the Transaction Documents;

(u)    we express no opinion with respect to commercial tort claims (as defined in the Code);

(v)    we express no opinion as to the effect of any federal law related to copyrights, patents, trademarks, service marks or other intellectual property on the opinions expressed herein:

(w)    we express no opinion with respect to any goods which are accessions to, or commingled with, other goods to the extent that the security interest is limited by Sections 9-335 or 9-336 of the Code;

(x)    we express no opinion as to the effect of the legal or regulatory status or the nature of the business of the Administrative Agent, the Collateral Agent or any Lender on our opinions;

(y)    our opinion with respect to the enforceability of the choice of law provision of the Transaction Documents is rendered in reliance on Section 5-1401 of the New York General Obligations Law and is subject to the qualifications that such enforceability (i) may be limited by public policy considerations of any jurisdiction, other than the State of New York, in which enforcement of such provision, or of a judgment upon an agreement containing such provisions, is sought and (ii) does not apply to the extent provided in Section 1-105(2) of the Code. Accordingly, we express no opinion as to the effect of the law of any jurisdiction (other than the State of New York) as to the choice of law in the Transaction Documents (including, without limitation, whether any court outside the State of New York would honor the choice of New York law as the governing law of the Transaction Documents);

(z)    we express no opinion with respect to the validity, binding effect or enforceability of any provision of the Transaction Documents purporting to establish evidentiary standards or a consent to jurisdiction and venue or waiving service of process or demand or notice and hearing or constitutional rights (including a jury trial);

(aa)    we express no opinion as to the effect of the law of any jurisdiction (other than the State of New York) wherein any party seeking enforcement of any Transaction Document may be located or wherein the enforcement of any Transaction Document may be sought that limits the rates of interest legally chargeable or collectible;

(bb)    we express no opinion with respect to any provision of the Transaction Documents to the extent that such provision permits setoff to be made without notice;

(cc)    our opinion as to the validity, binding effect and enforceability of the Guarantee and Security Agreement is subject to the limitations that we express no opinion as to the adequacy of the benefits or consideration received by the guarantors under the Guarantee and Security Agreement in exchange for undertaking such obligations or the effect upon the obligations of such guarantors under the Guarantee and Security Agreement if such benefits or consideration are inadequate; and

(dd)    to the extent that any agreements listed on Schedule 1 hereto are governed by the laws of any jurisdiction other than the State of New York, our opinion relating to those agreements is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements.

The opinions expressed herein are based upon and are limited to the laws of (i) the State of New York, (ii) the General Corporation Law of the State of Delaware, (iii) solely with respect to the second and third sentences of our opinion set forth in paragraph 5 and (as applicable) paragraph 6 above, and subject to the limitations set forth herein, the Delaware Code, (iv) solely with respect to our opinions set forth in (as applicable) paragraph 6 above, and subject to the limitations set forth herein, the DC Code, (v) solely with respect to our opinions set forth in (as applicable) paragraph 6 above, and subject to the limitations set forth herein, the Minnesota Code and (vi) the laws of the United States of America, and we express no opinion with respect to the laws of any other state, jurisdiction or political subdivision. The opinions expressed herein based on the laws of the State of New York and the United States of America are limited to the laws generally applicable in transactions of the type covered by the Transaction Documents.

Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

This opinion letter is solely for the benefit of the addressees hereof in connection with the execution and delivery of the Credit Agreement and the other Transaction Documents. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and, if applicable, consented to in accordance with the express provisions of Section 9.04 of the Credit Agreement, on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time. No attorney-client relationship exists or has existed by reason of our preparation, execution and delivery of this opinion letter to any addressee hereof or other person or entity except for the Company. In permitting reliance hereon by any person or entity other than the Company, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes. This opinion letter may not be relied upon in any manner by any other person and, except in connection with any litigation relating to the Transaction Documents or this opinion letter, may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided that the Administrative Agent, the Collateral Agent or a Lender may deliver copies of this opinion letter to (a) bank examiners or other regulatory authorities if they so request in connection with their normal examinations of the Agent or such Lender and (b) independent auditors and attorneys of the Agent or such Lender.

Very truly yours,

SCHEDULE 1

1.	Term Loan Credit Agreement

EXHIBIT A

Bailee Letters

1.	Collateral Access Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and PNC Bank, National Association, as custodian

2.	Collateral Access Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and Wells Fargo Bank, N. A., as custodian

EXHIBIT B

Deposit Account Control Agreements

1.	Account Control Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and Capital One, N.A., as depositary bank

2.	Blocked Account Control Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and U.S. Bank National Association, as depositary bank

3.	Deposit Account Control Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and Wells Fargo Bank, National Association, as depositary bank

EXHIBIT C

Securities Account Control Agreements

1.	Clearing Account Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and Capital One, N.A., as securities intermediary

2.	Notification to Securities Intermediary and Control Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and U.S. Bank National Association, as securities intermediary

3.	Notification and Control Agreement, dated as August 22, 2012, among the Company, the Collateral Agent and Wells Fargo Bank, National Association, as securities intermediary

‑ 8 ‑

EXHIBIT D

[Form of Borrowing Base Certificate]

BORROWING BASE CERTIFICATE

Monthly accounting period ended ____________, 201__

Reference is made to the Senior Secured Revolving Credit Agreement dated as of [_________], 2012 (as further modified and supplemented and in effect from time to time, the “Credit Agreement”), between American Capital, Ltd. (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein. The contents of this certificate are confidential and subject to Section 9.12(b) of the Credit Agreement.

Pursuant to Section 5.01(d) of the Credit Agreement, the undersigned, the ______________ of the Borrower, and as such a Financial Officer of the Borrower, hereby certifies on behalf of the Borrower that attached hereto as Annex 1 is (a) a complete and correct list as at the end of the monthly accounting period ended ____________, 201__ of all Portfolio Investments included in the Collateral, indicating, in the case of each such Portfolio Investment, (i) the classification thereof for purposes of Section 5.13 of the Credit Agreement, (ii) the Value thereof as determined in accordance with Section 5.12 of the Credit Agreement, and (iii) the Advance Rates (as adjusted pursuant to Section 5.13 of the Credit Agreement) applicable to each Portfolio Investment and (b) a true and correct calculation (A) of the Borrowing Base as at the end of such monthly accounting period and (B) with respect to Sections 6.03(e) and 6.04(e) of the Credit Agreement, in each case determined in accordance with the requirements of the Credit Agreement. The undersigned hereby confirms that (a) each Portfolio Investment listed on Annex 1 has been Delivered to the Collateral Agent or is the type of asset in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible) and all remaining actions to complete “Delivery” will be satisfied within seven days of such inclusion in the Borrowing Base; and (b) the Company was in compliance with Sections 6.03(e) and 6.04(e) of the Credit Agreement during the applicable accounting period.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the __________ day of ____________, 201__.

____________________________
Title:

Borrowing Base Certificate
#4816-2308-3792

EXHIBIT E

[Form of Borrowing Request]

BORROWING REQUEST

[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
[Loan and Agency Services Group
1111 Fannin Street
Houston, Texas 77002-8069]

Re:
Senior Secured Revolving Credit Agreement dated as of [______], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”) between American Capital, Ltd. (the “Borrower”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

Ladies and Gentlemen:

The Borrower hereby requests a Borrowing pursuant to the Credit Agreement as follows:

1.	The aggregate amount of the requested Borrowing is $[___________].

2.	The date of the Borrowing (a Business Day) is [________].

4.	The Type of the Borrowing is an [ABR Borrowing][Eurocurrency Borrowing].

5.	The Interest Period is [one][two][three][six] months.

6.    The location and number of the Borrower’s account is: [___________].

By its execution of this Borrowing Request, the Borrower hereby certifies (to the Administrative Agent and each Lender) that:

(a)    the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are true and correct (or, in the case of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date hereof and the date of the requested Borrowing, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)    at the date hereof and immediately after giving effect to the requested Borrowing, no Default shall have occurred and be continuing; and

(c)    either (i) the aggregate Covered Debt Amount (after giving effect to the requested Borrowing) does not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent or (ii) the Borrower has delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to the requested Borrowing) does not exceed the Borrowing Base after giving effect to the requested Borrowing as well as any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans.

Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

AMERICAN CAPITAL, LTD.

By____________________
Name:
Title:

EXHIBIT F
[Form of Interest Election Request]

INTEREST ELECTION REQUEST

[Date]
JPMorgan Chase Bank, N.A., as Administrative Agent
[Loan and Agency Services Group
1111 Fannin Street
Houston, Texas 77002-8069]

Re:
Senior Secured Revolving Credit Agreement dated as of [_____], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”) between American Capital, Ltd. (the “Borrower”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

Ladies and Gentlemen:
The Borrower hereby provides the following information in compliance with Section 2.02 of the Credit Agreement:

1.	This request applies to [________].

2.	The effective date of the election is [______].

3.	The resulting Borrowing is an [ABR Borrowing][Eurocurrency Borrowing].

4.	The Interest Period is [one][two][three][six] months.

5.    The location and number of the Borrower’s account is: [___________].

Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

AMERICAN CAPITAL, LTD.

By____________________
Name:
Title: